UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
UNDER SECTION 12(B) OR (G) OF THE SECURITIES EXCHANGE ACT OF 1934

TOTAL APPAREL GROUP, INC.
 (Exact Name of Registrant as specified in its charter)

Nevada	263154855
(State of Incorporation)	(IRS Employer ID No.)

525 7th Ave, Suite 501
New York, NY 10018
(Address of principal executive offices)

(646) 895-8988
(Registrant’s telephone number, including area code)

Copies to:
Joseph M. Lucosky, Esq.
Anslow and Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, NJ 07726
Tel: (732) 409-1212
Fax: (732) 577-1188

Securities to be Registered Under Section 12(b) of the Act: None

Securities to be Registered Under Section 12(g) of the Act:

Common Stock, $.001 par value per share (Title of each class to be registered)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

Table of Contents

Item No.	Item Caption	Location in Form 10
		Page
1	Business	4
1A	Risk Factors	9
2	Financial Information	12
3	Properties	16
4	Security Ownership of Certain Beneficial Owners and Management	16
5	Directors and Executive Officers	17
6	Executive Compensation	20
7	Certain Relationships and Related Transactions, and Director Independence	21
8	Legal Proceedings	22
9	Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters	22
10	Recent Sale of Unregistered Securities	22
11	Description of Registrant’s Securities	24
12	Indemnification of Directors and Officers	26
13	Financial Statements and Supplementary Data	26
14	Changes in and Disagreements With Accountants on Accounting and Financial Disclosure	26
15	Financial Statements and Exhibits	27

EXPLANATORY NOTE

We are voluntarily filing this General Form for Registration of Securities on Form 10 to register our common stock, par value $0.001 per share (the “Common Stock”), pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Once this registration statement is deemed effective, we will be subject to the requirements of Regulation 13A under the Exchange Act, which will require us to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

Throughout this registration statement, unless otherwise indicated by the context, references herein to the “Company”, “TAG”, “we”, “us”, “our”, or the “Registrant” means Total Apparel Group, Inc., a Nevada corporation, and its corporate subsidiaries and predecessors.

FORWARD LOOKING STATEMENTS

We caution readers that this registration statement contains forward-looking statements as that term is defined in Section 21E of the Securities and Exchange Act of 1934, as amended.  In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology.  We hereby qualify all our forward-looking statements by the following cautionary statements.  Forward-looking statements are predictions and not guarantees of future performance or events.  Forward-looking statements are base on current expectations rather than historical facts and relate to future events or future financial performance.  Such statements are based on currently available financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from historical experience and present expectations.  Our actual results could differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with our business.  Undue reliance should not be placed on forward-looking statements as such statements speak only as of the date on which they are made.  These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.  Some of the factors that could affect our financial performance, cause actual results to differ from our estimates, or underlie such forward-looking statements, are set forth below and in various places in this registration statement, including under the headings Item 1 “Business” and Item 1A “Risk Factors” in this registration statement. These factors include:

•	general economic conditions;
•	our future capital needs and our ability to obtain financing;
•	anticipated and unanticipated trends and conditions in our industry, including the impact of recent or future retail and wholesale consolidation;
•	recent and future economic conditions, including turmoil in the financial and credit markets;
•	the effectiveness of our marketing to existing and new customers;
•	our ability to contain costs;
•	disruptions in the supply chain;
•	our ability to keep existing license agreements and obtain new license agreements in the event that a material license agreement to which we are a party is terminated or not renewed;
•	our ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products;
•	changes in the costs of raw materials, labor and advertising;
•	our ability to carry out or business strategies;
•	the level of consumer spending for apparel and other merchandise;
•	our ability to compete; and
•	other factors set forth in this registration statement.

You are cautioned that all forward-looking statements involve risks and uncertainties. We undertake no obligation to amend this registration statement or revise publicly these forward-looking statements (other than pursuant to reporting obligations imposed on registrants pursuant to applicable law and the Securities Exchange Act of 1934, as amended) to reflect subsequent events or circumstances.

ITEM 1.  BUSINESS.

Overview

Total Apparel Group, Inc. (“TAG”, “we”, “us”, “our”, the “Company”, “our Company,” or the “Registrant”) was incorporated in the State of Nevada in July 2008 and is the successor to various entities. The following provides a chronological summary of the formation and history of our Company’s predecessor entities, from the initially incorporated entity, to the acquisition of the International Apparel Group, Inc. in mid-2006 to the 2008 restructuring which created our Company’s current corporate entity and structure.  The business the predecessor entities were engaged in prior to 2008 is not part of the Company’s current operations.

From 1993 to 1998, our predecessor company, Kit Farms, Inc. (“Kit Farms”) was incorporated in the State of Indiana on April 22, 1993, and was engaged in the pet food business until 1995, when its remaining assets and liabilities were liquidated. From 1995 through 1998, Kit Farms was an inactive public company trading on the FINRA-regulated over-the-counter bulletin board (“OTCBB”).

On January 28, 1998, Kit Farms merged with Mint Energy, Inc. (“Mint”), a corporation owned and controlled by Mr. Sandy J. Masselli, Jr., and its related entities, including Intercapital Global Fund Ltd., an Antiguan company (“Intercapital Global”), and Intercapital Canada Ltd. (“Intercapital Canada”), a company incorporated in the province of Quebec, Canada.  The owners of Intercapital Global contributed their shares to Kit Farms as part of the merger consideration, and became a subsidiary of Kit Farms.  On February 19, 1998, Kit Farms changed its name to Total Entertainment, Inc. (“Total Entertainment”).

Prior to merging with Kit Farms, Mint had spent several years exploring the possibility of developing software for a gaming and wagering operation accessible through the Internet. Operations at Mint were funded by capital contributions from Mr. Masselli and other Mint shareholders.  Intercapital Global owned several Internet websites and gaming licenses issued by the Governments of Honduras and the Dominican Republic.

As Total Entertainment, the company offered software-based games of chance and sports wagering facilities through OnlineCasino.com (launched in September 1998), TheOnlineSportsBook.com, and SlotsVegas.com (collectively known as “Online Casinos”).  As of August 22, 2002, Total Entertainment was no longer engaged in Internet gaming activities, having sold all of its Online Casinos’ assets, through the sale of its interest in: TheOnlineSportsBook.com to Olympic Sports Data on July 1, 2002, OnlineCasino.com to Summerhill Gaming Limited (UK) on July 1, 2002, and SlotsVegas.com to NetForFun.com, Inc., on March 1, 2000.

During the period commencing August 22, 2002 through mid-2006, Total Entertainment had no business activities other than administrative costs necessary for remaining a public reporting entity and for researching acquisition candidates.  In October 2002, Total Entertainment Canada Ltd. (a wholly owned subsidiary of Total Entertainment) purchased 100% of the business rights, domain names, trademarks and formulas from Rock Candy Cosmetics, Inc., but did not commence operations under this brand.  On February 10, 2003, a reverse stock split (100 shares for 1 share) of Total Entertainment common stock was accomplished.

In mid-2006, Total Entertainment acquired International Apparel Group, Inc., a sportswear apparel business whose operating model was as a traditional apparel marketing and distribution company, where it internally developed designs for either owned or licensed branded products, coordinated and paid for all product manufacturing and handled all retail sales.  Total Entertainment was renamed Total Luxury Group, Inc. (“Total Luxury”) and launched Y-Chrome and Type-Y brands.  Sales of those brands grew to almost $1.0 million during a twelve-month period from 2006 to 2007, but sales growth was not sustained due to both a lack of inventory financing and internal management issues.

In late 2006, the shareholders of Total Luxury voted to replace Mr. Masselli as Chief Executive Officer.  The subsequent litigation surrounding that change has been dismissed. In 2007, under the leadership of interim Chief Executive Officer Dennis Sinclair, Total Luxury entered into a licensing agreement for the Pony brand.  However, funding for the launch was not raised and a merger attempt was unsuccessful, resulting in Total Luxury being unable to raise the required funding for the launch of the brand and as a result, the brand launch never took place.

On March 7, 2008, Total Luxury entered into an Common Stock Purchase Agreement (the “March Purchase Agreement”) and other related agreements with Accelerant Partners LLC (“Accelerant”), whereby the Company purchased (the “March Purchase”) 38,000,000 shares of common stock of Petals Decorative Accents, Inc. (“Petals”) from Accelerant in exchange for (i) a $19,000,000 promissory note, (ii) 85,000,000 shares of our common stock and (iii) a warrant to purchase 100,000,000 shares of our common stock.

Mr. Donald Jones, our current Chairman, was elected as Chairman by non-affiliate shareholders, and in June 2008, the board of directors appointed Mr. Janon Costley as our Chief Executive Officer.

On July 1 2008, we entered into a Mutual Rescission and Release Agreement (the “Rescission Agreement”) with Accelerant to rescind the March Purchase because certain conditions and other terms of the March Purchase Agreement were not met, or differed materially from representations made at the time of the March Purchase Agreement, including with respect to the participation of co-investors in the transactions contemplated in the March Purchase Agreement, the Company becoming a reporting company under the federal securities laws, and the Company being re listed for quotation on the Over-the-Counter Bulletin Board by June 1, 2008.

In July 2008, Total Apparel Group Inc. (“TAG”) was incorporated as a Nevada corporation as a wholly owned subsidiary of Total Luxury. In August 2008, Total Luxury was merged with and into TAG, with TAG being the surviving corporation. The merger was a stock acquisition in which, among other things, all of Total Luxury’s assets and liabilities were transferred to TAG.  The board of directors of TAG became the board of directors of the surviving corporation.  In addition, our headquarters moved from Sunrise, Florida to New York, New York, and our stock ticker was changed from “TLEI” to “TLAG”.

We commenced our current operations in 2008.  Effective October 28, 2008, our board of directors approved a 30-to-1 reverse stock split of our common stock, with fractional shares being rounded up to the nearest whole share.

We are a United States and Canadian licensing, merchandising and distribution company focused on bringing national and international brands to the retail marketplace through wholly owned subsidiaries. Our business strategy is to enter into strategic licenses and distribution agreements with partners who have existing brand recognition and the ability to develop, design and manufacture products. We are currently a licensing and brand management partner for the following four internationally known lifestyle apparel, shoe and accessory brands: Kappa™, Robe Di Kappa™, FIFA™ and FIFA World Cup™.

We are a public non-reporting entity that is traded on the Over-the-Counter Pink Sheets under the stock ticker “TLAG”  In late 2007 our Board of Directors determined that we needed to be reorganized and in mid-2008 a new management team was brought in to refocus our strategy and revitalize our core business.  By late 2008, under the leadership of Chairman Mr. Donald Jones and Chief Executive Officer Mr. Janon Costley, our operations were restructured to focus on our goal of becoming a U.S. platform for the marketing and distribution of premier national and international registered trademarks throughout the United States and Canada.

LICENSED BRANDS

As a licensing partner, TAG’s business strategy is to select the appropriate branded products for the United States and Canadian markets and leverage the senior relationships of its management team to facilitate sales of branded apparel, footwear and accessory products.  Our licenses typically require us to pay royalties based upon net sales with guaranteed minimum royalties in the event that net sales do not reach specified targets.  Our licenses also typically require us to pay to the brand owner certain minimum amounts for the advertising and marketing of the respective license brands.  See Note 12 “Commitments and Contingencies” included in the Notes to the Consolidated Financial Statements for the year ended December 31, 2009 contained elsewhere in this report.

We seek to license brands where our international partner has the demonstrated ability to produce quality products that been successfully marketed and sold internationally in a broad range of products categories, including apparel, footwear, fashion accessories, and sportswear.  We also intend to license select brands where the brand name can be leverage into new categories.  Our objective is to develop a diversified portfolio of iconic consumer brands by organically growing our existing portfolio, licensing new brands and entering into joint ventures or other partnerships with the goal of leveraging the experience of our brand management and existing infrastructure.

We believe that the following brands, which we have licensed, are widely recognized.

FIFATM / FIFA World Cup™

Founded in 1904, The Fédération Internationale de Football Association (FIFA™) is the 104-year old governing body of soccer (football) with 208 members whose goal, as set forth in its statutes, is to constantly improve football (soccer), the world’s most popular sport. Based in Zurich, Switzerland and governed by Swiss law, FIFA™ is the organizer and the owner of all brand rights to the World Cup, which is played every four years in a different international location, and various international cup competitions.  Management believes that FIFATM has become one of the world’s most highly recognized brands.  FIFA™ has established corporate sponsorships with global firms such as Coca-Cola, Sony, Visa, EA Sports and Adidas.

We gained prominence in December 2008 when our wholly owned subsidiary Active Apparel Group, Inc. was selected as the official U.S. Master Distributor of FIFA™ and FIFA World Cup™ Licensed Product by FIFA™’s worldwide Master Licensee, Global Brands (Football) Pte Ltd. (“Global”).  The FIFA™ license granted to us is broad and allows us the ability to develop and distribute products in the following categories.

•	Fashion Apparel & Accessories;
•	Footwear;
•	Children’s and Infants Apparel, Accessories & other Products;
•	Sleepwear and Under Garments;
•	Leather Goods;
•	Toys & Games;
•	Souvenirs, Gifts & Items;
•	Sporting Goods;
•	Arts & Collections;
•	Furniture, House wares & Linen;
•	Stationary & Paper Goods & Office Supplies; and
•	Auto Accessories.

We participated in the first official launch of a collection of merchandise developed by FIFA™.  In the Fall of 2009 we recognized some revenues for FIFA™ Collections derived from various accounts such as Sports Endeavors, Inc., Eurosport, Inc., Delivery Agent, Inc. (FIFA.com) and Modecraft Inc. (the holding company of Burlington Coat Factory).  However, we were unable to recognize much of the revenue due to late vendor commitments, late shipments and late deliveries that were a result of our inability to pay additional fees associated with increased airfreight costs due in part to disruptions caused by the Icelandic Volcano and other factors, which resulted in canceled orders from most of the major retailers.  Because of these factors our current distribution agreement with Global is now non-exclusive until further notice.  Although we did not have the funding to capitalize on the full distribution potential of the FIFA™ World Cup held in South Africa in June/July 2010, our management believes the excitement of the FIFA™ World Cup will continue to benefit the Company as we continue our efforts to introduce the brand to American retailers.

Kappa™ and Robe Di Kappa™:

Our management believes that Kappa™ and Robe Di Kappa™, which include men’s, women’s and children’s apparel, accessories, headwear, and footwear, are two of the world’s leading fashion-driven athletic lifestyle brands.  These brands are sold by other companies through a European retail and e-commerce distribution network, which includes over 150 stores operated by Basic Net SpA and its franchisees in Italy and over 2,000 stores in China.

In April 2009, the Company’s wholly owned subsidiary, Kappa North America, Inc. was granted the U.S. and Canadian Master License for the Kappa™ and Robe Di Kappa™ brands by Basic Net SpA and Basic Properties America, Inc. (collectively, “Basic”).

In addition to being the official sponsor of the 1984 U.S. Olympic team, the Kappa™ brand has numerous high profile sponsorship and endorsement relationships with visible, internationally recognized sports franchises, individuals, federations and national teams such as AS ROMA (soccer), Italian National Rugby Team, Jamaican National Soccer Team and the Croatian Basketball Federation.  Stylish and affordable, Kappa™ is considered one of today’s most fashion-driven sports lifestyle brands. It also offers premium uniforms and equipment to high profile sports franchises, national teams and individuals around the world. Brand comparables available in the U.S. include Adidas and Puma.

Robe Di Kappa™ is a quality, affordable, Italian-designed lifestyle brand inspired by sport and sports culture. Robe Di Kappa™ is both elegant and functional and is tailored for the trend conscious consumer who enjoys a relaxed, urban, hip lifestyle. Comparable brands in the U.S. include Ralph Lauren, Lacoste and Tommy Hilfiger.

In 2009 our sales of these brands was generated through our Canadian sales force and account base, which included major accounts such as Footlocker, Forzani, Athletes World and SportChek.  In the U.S., we have delivered some product to key accounts such as Eurosport/Soccer.com but we have not yet launched a comprehensive national retail program.

Licensed Relationships

We believe that our current licenses with Global and Basic are valid.  However, we did not meet the minimum sales volumes required under our FIFA™ and FIFA World Cup™ Licensed Product agreement and we currently owe both Global and Basic a portion of the 2009 and 2010 minimum royalty payments.  Both Global and Basic have agreed to work with us however, we do not have a guarantee that the FIFA™ license will be renewed after 2011, or the Kappa™/Robe Di Kappa™ licenses will be renewed after 2012.  Non-renewal of such licenses would seriously damage our business if we are unable to replace the sales of such product with other branded products and potential replacement brands that are not known at this time

SUBSIDIARIES

We currently have the five wholly owned subsidiaries noted below:

Active Apparel Group, Inc. (“Active”):  Active has non-exclusive United States distribution rights for FIFA™ and FIFA World Cup™ 2010 men’s, women’s and children apparel, accessories, footwear and headwear.

Kappa North America, Inc. (“Kappa”):  Kappa is the exclusive distributor of Kappa™ and Robe Di Kappa™ products in the United States and Canada.

International Apparel Group, Inc. (“IAG”): IAG, which was discontinued in 2007, is currently inactive, but has some remaining outstanding liabilities, which we are in the process of settling. Once these liabilities are completely settled, management intends to dissolve the subsidiary.

Total Retail Ventures, Inc.:  This subsidiary, which was formed in 2009 and has had no activity, was established to manage future retail store operations for Company-owned and/or licensed properties.

Total Licensing, Inc.:  This subsidiary, which was formed in 2010 and has had no activity, was established to manage internal and external licensing opportunities for existing brands or new properties seeking licensing or brand extension services.

TARGET MARKET

The Company is a licensing, merchandising and distribution company focused on bringing national and international brands to the mass marketplace. Our goal is to collaborate with our business partners to market and sell clothing, shoes and accessories to all ages in wholesale, retail and on-line channels.

The target market for our current portfolio of licensed brands consists primarily of young lifestyle customers who are physically active and participate in more than one sporting activity or have aspirations to appear physically active.  These are consumers that are both brand and quality conscious.  Further demographics of this current target market include:

•	Young males and females who live an active, physical lifestyle;
•	Predominately urban men and women;
•	Men and women ranging in age from 15 to 39 years, with a median age of 22; and
•	Families of four:
o	with at least one member who holds an undergraduate or MBA degree;
o	with a $75,000 average household income; and
o	who own their homes.

Through its different licensed brands, the Company intends to target fashion-conscious consumers who want to be ahead of the fashion trends by sporting the latest styles and trends as well as consumers that connect with the heritage and tradition of an age-old brand and value its authenticity.  In all cases, we are targeting consumers that look for top performance, high quality and comfortable products that are affordably priced.

SALES CYCLE

Our products are seasonal with new lines that are generally introduced for the Fall/Holiday, Spring, and Spring/Summer selling season.  The majority of the products manufactured and sold under our brand portfolio and licenses are for apparel, accessories, footwear and home products and décor, of which sales vary as a result of holidays, weather, and the timing of product shipments.  Accordingly, a portion of our revenue from our licenses is subject to seasonal fluctuations.  The results of operations in any quarter therefore will not necessarily be indicative of the results that may be achieved for a full fiscal year or any future quarter.

PRODUCT SELECTION, SOURCING, MANUFACTURING, DISTRIBUTION AND CUSTOMERS

We intend to primarily use products designed and developed by our license partners.  However, we anticipate that from a selection offered by our partners, our senior executives will be instrumental in creating a focused product program to be shown to U.S. and Canadian customers.  We also anticipate that our license partners will source the products, primarily from non-U.S. and non- European sources, and will negotiate manufacturing and quality control standard that we will also use.

We do not own or operate any manufacturing facilities, but work directly with a number of the largest independent manufacturing groups that have exclusive relationships with FIFA™ and Basic.  Generally, the foreign contractors will purchase the raw material in accordance with the specifications of our license partners. Raw materials, which are in most instances made and/or colored especially for our licensing partners, will usually consist principally of piece goods and yarn that are specified by our partners from a number of foreign and domestic textile mills and converters.

We expect to distribute our products through the following distribution channels and have already secured vendor numbers and orders from many of the largest U.S. retailers:

•	With licensor approval, mass merchants;
•	Department stores;
•	Sporting goods chains;
•	Specialty stores;
•	Chain stores;
•	Internet merchants;
•	With licensor approval, discount stores; and
•	Other media oriented retailers.

We will primarily market our products to customers through the direct efforts of our senior executives and independent commissioned sales representatives who work exclusively for us, and other non-exclusive independent commissioned sales representatives who generally market other product lines as well as ours. We also intend to attend major industry trade shows and “market weeks” in the apparel industry.

COMPETITION

Our brands are all subject to extensive competition by various domestic and foreign brands.  Each of our brands has many competitors within each of its specific distribution channels that span a variety of product categories, including men’s and women’s apparel and shoes. Many of the Company’s competitors are much larger and have greater financial resources than the Company and have the ability to compete with the Company’s products in terms of fashion, quality, price and/or advertising.

Management believes that our FIFA™ and Kappa™ / Robe di Kappa™ branded merchandise competes in the basic active and better lifestyle/sportswear branded sectors.  Both the FIFA™ (Essentials™ Collection) and Kappa™ basic active sportswear compete with brands such as Nike, Adidas, and VF Corp., as well as sporting brands such as Reebok, Umbro, and Nautica.  In the better lifestyle-clothing sector, these brands compete with companies such as Gap, Polo Ralph Lauren Corp. and Lacoste.

Industry Regulations/Standards

We are subject, both directly and indirectly, to various laws and regulations relating to our business.  See “Risk Factors — We are subject to local laws and regulations in the U.S.  If any of the laws are amended, compliance could become more expensive and directly affect our income.”  We intend to comply with such laws, but new restrictions may arise that could materially adversely affect our Company.

Research and Development

We do not currently have a budget specifically allocated for research and development purposes.

Employees

As of August 25, 2010, we had 4 full time employees and employed 1 full time and 2 part-time independent contractors.  We also retained the services of 5 independent sales representatives. As of this filing, Mr. Donald Jones serves as the Company’s Executive Chairman, Janon Costley serves as the Company’s Chief Executive Officer and Robert Lawand serves as the Company’s Chief Financial Officer.

Company Website and Intranet

We maintain a website at www.tapginc.com, which provides a wide variety of information on each of our brands, including current products and current advertising campaigns.  Our website also contains information about our history and investor relations.  Further, we have established an intranet with approved vendors and service providers who can access additional materials and download them through a secure network.

Reports to Security Holders

We are currently not required to deliver an annual report to security holders, and at this time do not anticipate the distribution of such a report.

We will voluntarily file reports with the SEC, be a reporting company and comply with the requirements of the Exchange Act.

The public may read and copy any materials we file with the SEC in the SEC's Public Reference Section, Room 1580, 100 F Street N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Section by calling the SEC at 1-800-SEC-0330. Additionally, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, which can be found at http://www.sec.gov.

Item 1A: RISK FACTORS

The following contains forward-looking statements that involve risks and uncertainties. Our actual results will depend upon a number of factors beyond our control and could differ materially from those anticipated in the forward-looking statements. The following highlights some of the factors that have affected, and in the future, could affect our operations:

We have a limited operating history.

Although we are the successor to an entity formed on April 22, 1993, our current business commenced in June 2008.  Our business and prospects must be considered in light of the risks, expenses, and difficulties frequently encountered by new businesses.  Such risks include new competitors; the evolving nature of the our business; our ability to anticipate and adapt to the changes affecting the apparel market; acceptance by consumers of the products sold by us; the ability to identify, attract and retain qualified personnel; the ability to manage cash flow and the other risks described herein. There can be no assurance that we will be successful in meeting our stated business objectives or that we will become profitable.

We have experienced losses and anticipate future losses and may never become profitable.

We have incurred losses in connection with the development of our business, both prior to 2008 and since.  We expect to continue to incur losses through the first quarter of fiscal year 2012. There can be no assurance that we will earn profits or generate positive cash flows from our existing operations and planned expansion, or that profitability, if achieved, will be sustainable.

We will require additional capital to operate the business and our inability to raise such capital on beneficial terms or at all could result in a substantial or complete loss.

We will require additional capital to help fund our current operations and our plans to increase our number of licensed brands.  We anticipate needing to raise additional funds through equity and/or debt financing.  We do not have any agreements in place that guarantee financing that will allow the Company to operate for the remaining portion of 2010 and there can be no assurance that such financing will be available to us when needed, on favorable terms or at all.  If additional capital is needed and is either unavailable or cost prohibitive, our growth may be limited as we may not be able to continue our operations and will not be able to implement our business strategy.  In addition, any additional financing we undertake could impose additional covenants upon us that restrict our operating flexibility.

There can be no assurance that future revenue will be sufficient to generate the required funds to operate the business profitably.  Our actual cash requirements may vary from currently anticipated needs, and such variations could be material.  The exact amount of our future capital requirements will depend on numerous factors, many of which are not in our control.   If we are unable to generate sufficient cash flow or obtain additional financing to fund our operations, we may not be able to execute our business plan, which could result in a substantial or complete loss.

Our business would suffer if our current licenses are revoked or not renewed.

We believe that our current licenses with Global and Basic are valid; however due to our inability to arrange financing, we have not been able to bring in product to create sales required to meet the minimums under our license relationships.  Both Global and Basic have continued to work with us, although Global has changed our license to a non-exclusive arrangement.   However, we do not have a guarantee that the FIFATM license will be renewed after 2011, or the KappaTM/Robe Di KappaTM licenses will be renewed after 2012.  Non-renewal of such licenses would seriously damage our business if we are unable to replace the sales of such products with other branded products, and potential replacement brands are not known at this time.

We need to increase our customer base.

Our success will ultimately depend on our ability to select and sell appropriate merchandise to customers (retailers) and ultimately to the end consumers.  To grow our business, we must attract new customers and consumers.  We expect to increase revenues by increasing our sales through existing and retail customers and attracting new customers. If we are unable to attract new customers, our business will be materially adversely affected.  The success of our expansion will ultimately depend on the ability to select and produce appropriate merchandise, attract competent sales representatives and sell our products.  If we are unable to generate sufficient cash flow or obtain additional financing to fund our operations, we may not be able to execute our business plan.

We are dependent on our chief executive officer and other key executives.  If we lose the services of these individuals, we may not be able to fully implement our business plan and future growth strategy, which would harm our business and prospects.

We expect to initially be highly dependent on the continued services and performance of our current management team, especially Mr. Janon Costley, our Chief Executive Officer.  There can be no assurance that the management team, either individually or as a whole, will be successful.  If any of these individuals were not to perform according to our expectations, or if there were personality or other conflicts among the senior management, replacement of that person would be necessary. The loss of key employees, for any reason, could delay our expansion plans, which would negatively affect our financial condition. In addition, we might not be successful in hiring or retaining the personnel needed for success.  As we obtain additional licenses and expand, we will need to hire additional staff.  Our future success is substantially dependent on our ability to identify, attract, hire, train and retain skilled sales representatives and logistics personnel.  There can be no assurance that we will be able to successfully attract, assimilate, or retain such personnel.  The failure to hire and retain the necessary personnel could have a materially adverse effect on our business, prospects, financial condition and results of operations.

The downturn in the economy has negatively affected consumer purchases of discretionary items, particularly apparel, and can adversely affect our sales.

The apparel industry in which we operate is cyclical. The success of our operations depends upon a number of factors relating to consumer spending, primarily in the United States, including future economic conditions affecting disposable consumer income such as employment, business conditions, interest rates, the availability of consumer credit, consumer confidence in future conditions and tax rates. Consumer spending might decline in response to economic conditions, thereby adversely affecting our growth, net sales and profitability.   Consumer purchases of discretionary items, including our products, have declined during the current recessionary period and also may decline at other times when disposable income is lower. A further downturn in the economy may adversely affect our sales.

 We need to manage our operations effectively.

We believe that the development and implementation of our business plan will result in an increase in responsibilities on our management team and will place added pressures on our operating and financial resources. To manage this anticipated growth, we must implement systems and train, manage and integrate our employees as we expand our employee base.  We cannot assure that we have made adequate allowances for the costs and risks associated with our operations, that our procedures or controls will be adequate to support our operations, or that management will be able to successfully offer and sell our products. If we are unable to manage our operations effectively, our business could be adversely affected materially.

Because of the intense competition within our licensees’ markets and the strength of some of our competitors, we and our licensees may not be able to compete successfully

The apparel business in general, and specifically the athletic/lifestyle apparel brand markets, is highly competitive and fragmented.  Our competitors include numerous apparel designers, manufacturers, importers, licensors, and our own customers’ private label programs. We face competition on many fronts, including the following: (i) establishing and maintaining favorable brand recognition; (ii) developing products that appeal to customers; and (iii) pricing products appropriately.  Most of our competitors are larger than us and have access to significantly greater financial, marketing and other resources than us. We believe that the principal competitive factors in the industry are: (1) brand name and brand identity, (2) timeliness, reliability and quality of service provided, (3) price, (4) the ability to anticipate consumer demands; and (5) market share.  There can be no assurance that we will be able to compete successfully.  If we are unable to successfully compete in this market, our business, prospects, financial condition and results of operations will be materially adversely affected.

Our business is subject to risks associated with importing products.

We do not manufacture our products and intend to source the majority of our products outside the United States from countries such as, among others, China, Bangladesh and India, through arrangements with third parties.  None of these arrangements are long-term contracts and may change based on the products each season.  Risks inherent in importing products include:

•	changes in social, political and economic conditions which could result in the disruption of trade from the countries in which suppliers are located;
•	the imposition of additional regulations relating to imports;
•	the imposition of additional duties, taxes and other charges on imports;
•	significant fluctuations of the value of the dollar against foreign currencies, and
•	restrictions on the transfer of funds.

Our operations are subject to constraints imposed by bilateral trade agreements between the United States and a number of foreign countries.  These agreements impose quotas on the amount and type of goods that can be imported into the United States from certain countries. Most of our imported products are also subject to United States customs duties.

We monitor developments in quotas, duties, and tariffs and intend to seek to minimize our exposure to these risks through, among other things, geographical diversification of our contract manufacturers, maintaining our overseas offices, allocating overseas production to product categories where more quotas are available, and shifting of production among countries and manufacturers.

Under the terms of the World Trade Organization (“WTO”) Agreement on Textiles and Clothing, WTO members removed all quotas effective January 1, 2005, and the current environment over textile quotas continues to rapidly change.  While the danger of quota embargoes has subsided since the removal of quotas for WTO member countries, threats to some apparel categories in China and Vietnam present themselves on occasion through proposed protectionist legislation in the U.S. Congress.

We may not be able to anticipate consumer preferences and fashion trends, which could negatively affect acceptance of our products by retailers and consumers and result in a significant decrease in net sales.

Our failure to anticipate, identify and respond effectively to changing consumer demands and fashion trends could adversely affect acceptance of our products by retailers and consumers and may result in a significant decrease in net sales or leave us with a substantial amount of unsold inventory.  We believe that our success depends on our ability and the ability of our brand partners to anticipate, identify and respond to changing fashion trends in a timely manner.

The products we select must appeal to a broad range of consumers, whose preferences cannot be predicted with certainty and are subject to rapid change.  We may not be able to continue to select appealing styles or successfully meet constantly changing consumer demands. In addition, any new products or brands that we introduce may not be successfully received by retailers and consumers.   If our products are not successfully received by retailers and consumers and we are left with a substantial amount of unsold inventory, we may be forced to rely on markdowns or promotional sales to dispose of excess, slow moving inventory. If this occurs, our business, financial condition, results of operations and prospects may be harmed.

Our business could be harmed if we do not deliver quality products in a timely manner.

Our sourcing and logistics functions and the technology functions of our licensors operate with substantial production and delivery requirements and subjects us to the risks associated with suppliers, transportation, distribution facilities and other risks.  In 2010, when we did not meet a number of our customer’s delivery requirements, some customers cancelled orders, which harmed our business.  In the future if we do not comply with customer product requirements or meet their delivery requirements, our customers could reduce our selling prices, require significant margin support, reduce the amount of business they do with us, or cease to do business with us, all of which could significantly harm our business.

The failure of our suppliers to use acceptable ethical business practices could cause our business to suffer.

We require our suppliers to operate in compliance with applicable laws and regulations regarding working conditions, employment practices and environmental compliance. Additionally, our customers’ operating guidelines may require additional obligations in those areas. However, we do not control our suppliers or their labor and other business practices. If one of our suppliers violates labor or other laws or implements labor or other business practices that are generally regarded as unethical in the United States, the shipment of finished products to us could be interrupted, orders could be cancelled, relationships could be terminated and our reputation could be damaged. Any of these events could have a material adverse effect on our revenues and, consequently, our results of operations.

Increases in the prices of raw materials used to manufacture our products or increases in costs to transport our products could materially increase our costs and decrease our profitability.

The principal fabrics used in our business are made from, among others, cotton, wool, silk, synthetic and cotton-synthetic blends. The prices we pay for these fabrics are dependent on the market prices for the raw materials used to produce them, primarily cotton and chemical components of synthetic fabrics. These raw materials are subject to price volatility caused by weather, supply conditions, government regulations, energy costs, economic climate and other unpredictable factors. Fluctuations in petroleum prices may also influence the prices of related items such as chemicals, dyestuffs and polyester yarn, as well as the costs we incur to transport products from our suppliers and costs we incur to distribute products to our customers. Any raw material price increase or increase in costs related to the transport of our products (primarily petroleum costs) could increase our cost of sales and decrease our profitability unless we are able to pass higher prices on to our customers. In addition, if one or more of our competitors is able to reduce its production costs by taking greater advantage of any reductions in raw material prices or favorable sourcing agreements, we may face pricing pressures from those competitors and may be forced to reduce our prices or face a decline in net sales, either of which could have an adverse effect on our business, results of operations and financial condition.

Fluctuations in the price, availability and quality of the fabrics or other raw materials used to manufacture our products, as well as the price for labor, marketing and transportation, could have a material adverse effect on our cost of sales or our ability to meet our customers’ demands. The price and availability of such raw materials may fluctuate significantly, depending on many factors. In the future, we may not be able to pass all or a portion of such higher prices on to our customers

We are subject to local laws and regulations in the U.S. If any of the laws are amended, compliance could become more expensive and directly affect our income.

We are subject to U.S. federal, state and local laws and regulations affecting our business, including those promulgated under the Occupational Safety and Health Act, the Consumer Product Safety Act, the Flammable Fabrics Act, the Textile Fiber Product Identification Act, the rules and regulations of the Consumer Products Safety Commission, the Department of Homeland Security and various labor, workplace and related laws, as well as environmental laws and regulations.  We intend to comply with such laws, but new restrictions may arise that could materially adversely affect our Company.  If any of these laws are amended or new laws are adopted, compliance could become more costly, and our failure to comply with such laws may expose us to potential liabilities, which could have an adverse impact on our results of operation.

ITEM 2. FINANCIAL INFORMATION.

This registration statement contains forward-looking statements that relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. Future filings with the Securities and Exchange Commission, or SEC, future press releases and future oral or written statements made by us or with our approval, which are not statements of historical fact, may also contain forward-looking statements.  Because such statements include risks and uncertainties, many of which are beyond our control, actual results may differ materially from those expressed or implied by such forward-looking statements. Some of the factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements are set forth in the section entitled “Financial Information” and elsewhere throughout this registration statement on Form 10.

Readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date on which they are made and, except as required by applicable law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

The following financial data is referenced to, and should be read in conjunction with, the Consolidated Financial Statements of Total Apparel Group Inc. and related Notes thereto for the respective periods, contained elsewhere in this report.

Overview

We are a United States and Canadian licensing, merchandising and distribution company focused on bringing national and international brands to the retail marketplace through wholly owned subsidiaries. Our business strategy is to enter into strategic licenses and distribution agreements with partners who have existing brand recognition and the ability to develop, design and manufacture products. We are currently a licensing and brand management partner for the following four internationally known lifestyle apparel, shoe and accessory brands: Kappa™, Robe Di Kappa™, FIFA™ and FIFA World Cup™.

Management's Discussion and Analysis of Financial Condition and Results of Operations.

Results of Operations for the Three Months ended June 30, 2010 as compared to the Three Months Ended June 30, 2009:

Net sales for the three months ended June 30, 2010 was $27,925, a 100% increase from net sales of $0 for the three months ended June 30, 2009. The increase in net sales was the result of us not having actual sales during the three months ended June 30, 2009.

Cost of goods sold for the three months ended June 30, 2010 was $372,536 a 6,221% increase from cost of goods sold for the three months ended June 30, 2009 of $5,894. Cost of goods sold increased due to increased product shipments.  The gross loss on product sales for the three months ended June 30, 2010 was due to our inability to meet sales order deadlines, primarily because we were unable to obtain financing.

Total operating expenses for the three months ended June 30, 2010 were $1,466,254, a 70% decrease from total operating expenses for the three months ended June 30, 2009 of $4,965,246.  Included in total operating expenses are selling, general and administrative (SG&A) expenses of $1,046,085 for the three months ended June 30, 2010, a 49% increase from SG&A expenses of $700,102 for the three months ended June 30, 2009.  The increase in SG&A expenses was primarily due to increased royalty minimums of $180,000.  The remaining increase was due to increased professional fees of $38,000 due to our efforts to obtain re-listing for quotation on the OTCBB and an overall increase in administrative expenses due to our commencement of operations in the second half of 2009.  Also included in total operating expenses for the three months ended June 30, 2010 was the incurrence of certain non-recurring expenses of $388,278, a 91% decrease from non-recurring expenses of $4,265,144 for the three months ended June 30, 2009. Non-recurring expenses relate to consulting and promotional expenses necessary for fund raising, but not expected to be incurred going forward. The loss on debt extinguishment of $39,842 during the three months ended June 30, 2010, was due to the issuance of shares of common stock to settle debt at prices below the fair market value and the $7,951 gain on warrant liability reflects the mark-to-market adjustment for our derivative instrument.

Interest expense for the three months ended June 30, 2010 was $54,698, a 35% increase from interest expense for the three months ended June 30, 2009 of $40,594.  The increase was primarily due to our agreement with YGBFKM, LLC (see credit facilities section below).

Income from discontinued operations for the three months ended June 30, 2010 was $158,855, a 100% increase from income from discontinued operations of $ 0 for the three months ended June 30, 2009.  The income in 2010 was due to gains from various note settlements of liabilities of IAG, which was discontinued in 2007.

Results of Operations for the Six Months ended June 30, 2010 as compared to the Six Months Ended June 30, 2009:

Net sales for the six months ended June 30, 2010 was $64,448, a 100% increase from net sales of $ 0 for the six months ended June 30, 2009. The increase in net sales was the result of us not having actual sales during the six months ended June 30, 2009.

Cost of goods sold for the six months ended June 30, 2010 was $453,613, a 7,107% increase from cost of goods sold for the six months ended June 30, 2009 of $6,294. Cost of goods sold increased due to increased product shipments.  The gross loss on product sales for the six months ended June 30, 2010 was due to our inability to meet sales order deadlines, primarily because we were unable to obtain financing.

Total operating expenses for the six months ended June 30, 2010 were $2,900,562, a 55% decrease from total operating expenses for the six months ended June 30, 2009 of $6,484,489.  Included in total operating expenses are SG&A expenses of $2,049,283 for the six months ended June 30, 2010, a 7% increase from SG&A expenses of $1,908,018 for the six months ended June 30, 2009. The increase in SG&A expenses was due to an overall increase in administrative expenses due to our commencement of operations in the second half of 2009. Also included in total operating expenses for the six months ended June 30, 2010 was the incurrence of certain non-recurring expenses of $819,388, an 82% decrease from non-recurring expenses of $4,576,471 for the six months ended June 30, 2009. Non-recurring expenses relate to consulting and promotional expenses necessary for fund raising, but not expected to be incurred going forward. The loss on debt extinguishment of $39,842 during the six months ended June 30, 2010, was due to the issuance of shares of common stock to settle debt at prices below the fair market value and the $7,951 gain on warrant liability reflects the mark-to-market adjustment for our derivative instrument.

Interest expense for the six months ended June 30, 2010 was $105,276, a 44% increase from interest expense for the six months ended June 30, 2009 of $73,309.  The increase was primarily due to our agreement with YGBFKM, LLC (see credit facilities section below).

Income from discontinued operations for the six months ended June 30, 2010 was $168,390, a 100% increase from income from discontinued operations of $ 0 for the six months ended June 30, 2009.  The income in 2010 was due to gains from various note settlements of liabilities of IAG, which was discontinued in 2007.

Results of Operations for Year ended December 31, 2009 as Compared to Year ended December 31, 2008.

Net sales for the year ended December 31, 2009 was $899,914, a 100% increase from net sales of $ 0 for the year ended December 31, 2008.  The increase in net sales was the result of us not having actual sales during the year ended December 31, 2008.

Cost of goods sold for the year ended December 31, 2009 was $1,078,563, a 100% increase from cost of goods sold for the year ended December 31, 2008 of $0.  Cost of goods sold increased due to increased product shipments. The gross loss on product sales for the year ended December 31, 2009 was due to our inability to meet sales order deadlines, primarily due to lack of funding, which resulted in the write-down of inventories of approximately $252,000.

Total operating expenses for the year ended December 31, 2009 were $11,870,474, a 174% increase from total operating expenses for the year ended December 31, 2008 of $4,323,756.  Included in total operating expenses were SG&A expenses of $4,008,883 for the year ended December 31, 2009, a 120% increase from SG&A expenses of $1,823,756 for the year ended December 31, 2008. The increase in SG&A expenses is primarily the result of increased overall administrative expenses due to our commencement of operations in 2009, which required taking on necessary expenditures to attempt to implement the various marketing and administrative controls needed.  Total operating expenses also included certain non-recurring expenses of $7,861,591 for the year ended December 31, 2009, a 215% increase from non-recurring expenses of $2,500,000 for the year ended December 31, 2008.  Non-recurring expenses for the year ended December 31, 2009 include approximately $4,807,000 for necessary consulting and promotional expenses incurred for fund raising, but not expected to be incurred going forward and $3,055,000 in connection with the issuance of shares of common stock to three of our directors and officers for retention bonus’ per their employment agreements. The non-recurring expenses for the year ended December 31, 2008 was solely the result of the Rescission Agreement between us and Accelerant as an agreed cost of the rescission.

Interest expense for the year ended December 31, 2009 was $177,121, a 44% increase from interest expense for the year ended December 31, 2008 of $122,902.  The increase was primarily due to our agreements with YGBFKM, LLC and Hartsko Financial Services, LLC (see credit facilities section below).

Income from discontinued operations for the year ended December 31, 2009 was $279,202, a 19% decrease from income from discontinued operations of $345,753 for the year ended December 31, 2008.  The income in both years was due to gains from note settlements of various liabilities of IAG, which was discontinued in 2007.

Liquidity and Capital Resources and Cash Requirements

We financed our working capital requirements during the year ended December 31, 2009 and the six months ended June 30, 2010 with existing cash balances and funds generated primarily from private placements during such periods.

Our existing credit facilities include the following:

(a)           We have entered into factor agreements with Coral Capital Solutions LLC (“Coral”).  Under the agreements, Coral will advance us a percentage of the approved receivables, as defined in the agreement. A factoring commission based on various rates is charged on the gross face amount of all accounts with minimum fees as described in the agreement. The agreement is collateralized by a first priority lien on substantially all the assets of both Active and Kappa.

(b)           We have an agreement with Hartsko Financial Services, LLC ("HFS") to provide funding to purchase goods from various suppliers by use of letters of credit and/or cash.  On each funding, HFS takes a direct first security on the merchandise being purchased, as well as control over the specific sales order. Once shipment has been made to the customer, HFS shall seek immediate payment via Coral or us depending on the transaction agreed upon. The agreement includes fees on initial funding at 3% for the first 30 days or a portion thereof from the time the funding is made until HFS is paid in full. In the event HFS is not paid within 30 days, an additional 1% shall be incurred each 10 days, or portion thereof, on the highest outstanding balance during the 10 days until HFS is paid in full. HFS, in its sole discretion, shall approve all purchases. If conventional letter of credit financing is used, the HFS rates may be adjusted.

(c)           We have entered into a Loan and Security agreement with YGBFKM, LLC (“YGBFKM”) whereby YGBFKM made available a line of credit of $500,000. In consideration for the line of credit, we have granted a security interest by way of: (i) accounts; (ii) goods for sale, lease or other disposition; (iii) contract rights; and (iv) fixed assets and other assets.  Interest is charged at the prime rate plus 1% (4.25% at June 30, 2010). The term of the agreement shall continue until the latest of: (a) 60 days after either party provides written notice of termination to the other; provided, however that YGBFKM may not provide notice until one year after the expiration or termination of all licenses, distribution agreements or other contracts to sell or distribute goods to which YGBFKM are a party; and (b) the day that all liabilities are irrevocably paid in full. It is intended by both us and YGBFKM that as long as we have a need for third party financing, the agreement shall continue. The agreement is also personally guaranteed by our Chief Executive Officer.

In addition, as of June 30, 2010, we have the following other liabilities:

(a)           Payable owed to Clifford Grossman from a prior debt owed by IAG : The original amount was $350,000 plus interest at 15% per annum, compounded annually. As of December 31, 2009, accrued interest included in the total amount due was approximately $216,000.  In May 2010, we and Clifford Grossman entered into a settlement stipulation whereby the debt would be reduced to $450,000 payable in shares of common stock with $50,000 of shares due upon execution of the settlement, $25,000 of shares due on May 1 and June 1, 2010 and $50,000 of shares due on the first day of each month beginning on July 1, 2010 through January 1, 2011.  The number of shares issuable at each date is based on the lesser of a) the weighted average monthly closing price, as defined in the agreement, less 20%, or b) the share price on the last day of the calculation period.  The Company issued the shares upon execution but has not issued any further shares under this settlement and is currently in default of the agreement.

(b)           We have a $2,500,000 note payable to Accelerant from the Rescission Agreement.  In July 2010, we entered into an Exchange Agreement with Accelerant to convert the note into 250 shares of Series B 8% Convertible Preferred Stock (“Series B Preferred Stock”), each with a stated value of $10,000.  The shares are convertible at any time by the holder into a number of shares of common stock equal to the stated value divided by the conversion price, which is defined as 90% of the average of the daily volume weighted average price of our common stock for the ten trading days prior to the conversion date.  In addition, the agreement contains a special redemption feature whereby upon the earlier of September 30, 2010 or the date our Form 10 Registration Statement is declared effective we may elect to redeem up to 100 shares of the Series B Preferred Stock (worth $1,000,000) for $1,000.

(c)           In May 2010, we entered into a convertible debenture agreement with Redwood Management LLC (“Redwood”) whereby Redwood agreed to assume our debt of up to $300,151. The debenture is due on May 31, 2011 unless earlier converted by Redwood into shares of common stock as defined in the agreement.  In June 2010, we borrowed $50,000 from Redwood and entered into a 12% convertible debenture agreement which is due on June 25, 2011 unless earlier converted by Redwood into shares of common stock as defined in the agreement.

Future Financing Requirements

We will need to obtain proper funding from equity and/or additional debt financing in order to be able to fulfill our projections for the balance of the fiscal year ended December 31, 2010 and fiscal year ended December 31, 2011.  Failure to generate sufficient revenues, raise additional capital or reduce certain discretionary spending could have a material adverse effect on our ability to achieve our business objectives and will greatly affect our ability to continue as a going concern.

Off-Balance Sheet Arrangements

Other than the contractual commitments included Note 12, “Commitments and Contingencies”, included in the Notes to the Consolidated Financial Statements for the year ended December 31, 2009 contained elsewhere in this report, we do not have any off-balance sheet arrangements.

Critical Accounting Policies

Revenue Recognition

We recognize sales when title and risk of loss have transferred to the customer, there is persuasive evidence of an arrangement, the sales price is fixed or determinable and collectability is reasonably assured. Sales are recorded at the time the product is either picked up by or shipped to the customer. Our net sales represent gross sales invoiced to customers, less certain related charges for discounts, returns, and other promotional allowances, and are recorded net of sales or value added tax. Allowances provided for these items are presented in the consolidated financial statements primarily as reductions to net sales.

Accounts Receivable

We extend credit to our customers based upon an evaluation of the customer’s financial condition and credit history.  Our accounts receivable is net of an allowance for doubtful accounts of $39,000 and $35,000 at June 30, 2010 and December 31, 2009 respectively.  An allowance for doubtful accounts is determined through the analysis of the aging of accounts receivable at the date of the financial statements. An assessment of the accounts receivable is made based on historical trends and an evaluation of the impact of economic conditions.  We believe our allowance for doubtful accounts to be appropriate, and actual results should not differ materially from those determined using necessary estimates. However, if the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Due from Factor

We have factoring agreements with Coral that expire in June and November 2011, respectively, with automatic annual renewals thereafter.  The factoring agreements are non-recourse whereby Coral, based on credit-approved orders, assumes the accounts receivable risk of our customers in the event of insolvency or non-payment.  All other receivable risks for customer deductions that reduce the customer receivable balances are retained by us, including, but not limited to, allowable customer markdowns, operational charge-backs, disputes, discounts and returns.  These deductions, totaling approximately $ 0 and $6,000 at June 30, 2010 and December 31, 2009 respectively, have been recorded as a reduction of amounts due from factor.  We receive payment on factored receivables from Coral on the earlier of: (a) four business days after the day on which payment is received by Coral; or (b) the date of the customer’s longest maturity if the customer is in a bankruptcy or insolvency proceedings.  We can borrow against these receivables prior to payment by the customer.

Inventory

Inventory, which consists entirely of finished goods at June 30, 2010 and December 31, 2009, is stated at the lower of cost or market. Cost is primarily determined on the first in, first out (FIFO) method. We identify potentially excess and slow moving inventory by evaluating turn rates, inventory levels and other factors. Excess quantities are identified through evaluation of the inventory aging, review of inventory turns and historical sales experiences. We provide lower of cost or market reserves for such identified excess and slow moving inventory. At June 30, 2010 and December 31, 2009, we had a lower of cost or market reserve for excess and slow moving inventory of approximately $265,000 and $252,000, respectively.  While we believe our reserves to be appropriate, we cannot guarantee that we will continue to experience the same level of losses in the future.

Income Taxes

Income taxes are accounted for under an asset and liability approach that requires the recognition of deferred income tax assets and liabilities for the expected future consequences of events that have been recognized in our financial statements and income tax returns. We periodically review our historical and projected taxable income and consider available information and evidence to determine if it is more likely than not that a portion of the deferred tax assets will be realized.  A valuation allowance is established to reduce the deferred tax assets to the amount that is more likely than not to be realized.  At June 30, 2010 and December 31, 2009, we have recorded a full valuation allowance on our deferred tax assets.

Effect of New Accounting Standards

See Note 3, “Summary of Significant Accounting Policies,” included in the Notes to the Consolidated Financial Statements contained elsewhere in this report for a discussion of recent accounting developments and their impact on our consolidated financial statements.  None of the new accounting standards are anticipated to materially impact us.

ITEM 3. PROPERTIES.

We maintain our current principal office and showroom in New York, New York and another showroom in Los Angeles, California, each as further described below.

New York Headquarters/Showroom

Our New York headquarters and showroom is located at 525 7th Avenue, Suite 501, New York, NY 10018. Our telephone number at this office is (646) 895-8988. We entered into a 7-year lease commencing in May 2009 that expires in April 2016 for approximately 3,950 square feet. The monthly rental payment is currently $11,500 and is subject to 3% increases per year during the life of the lease, with no determined renewal terms.

Los Angeles Sales Office/Showroom

We also have a sales office and showroom at 15441 East Stafford Street, Industry, CA 91744.  The space covers approximately 4,500 square feet and is leased month-to-month from SEREC, a related party.  The monthly rental payment is $1,000.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

(a)	Security ownership of certain beneficial owners.

The following table sets forth, as of August 25, 2010, the number of shares of common stock owned of record and beneficially by our executive officers, directors, our executive officers and directors as a group, and persons who beneficially own 5% or more of the outstanding shares of our common stock.

Title of Class	Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership		Percent of class*
Common Stock	Janon Costley (2)	25,184,658		7.3%
Common Stock	Robert Lawand (3)	8,618,752	(6)	2.5%
Common Stock	Donald Jones (4)	15,351,668	(7)	4.5%
Common Stock	Thomas Farrell (5)	2,750,000		0.8%
Common Stock	Thomas Murphy (5)	1,316,667		0.4%
Common Stock	Oronde Gadsden (5)	1,413,504		0.4%
Common Stock	Officers and Directors as a group (6 persons)	54,635,249		15.9%

* Based on 343,297,989 shares of the Registrant’s common stock outstanding as of August 25, 2010.
(1)	Unless otherwise noted, the business address of each member of our Board of Directors is c/o Total Apparel Group, Inc., 525 7th Avenue, Suite 501, New York, NY 10018.
(2)	Mr. Costley is our Chief Executive Officer.
(3)	Mr. Lawand is our Chief Financial Officer.
(4)	Mr. Jones is the Chairman of our Board of Directors.
(5)	Such individual is a member of the our Board of Directors
(6)	Includes 81,816 shares owned by 3833658 Canada Inc., which is wholly owned by Robert Lawand.
(7)	Includes 250,000 shares owned by Pogan Consulting, Inc., which is wholly owned by Donald Jones.

Changes in Control

We are not aware of any arrangements that may result in a change in control of the Company.

ITEM 5. DIRECTORS AND OFFICERS.

The following table and biographical summaries set forth information, including principal occupation and business experience, about our directors and executive officers at August 25, 2010.

Our officers and directors are as follows:

NAME	AGE	POSITION	OFFICER AND/OR DIRECTOR SINCE

Janon Costley	37	Chief Executive Officer, Director	2006

Robert M. Lawand	59	Chief Financial Officer, Director	2006

Donald C. Jones	54	Chairman of the Board of Directors	2007

Thomas Farrell	47	Director	2009

Oronde Gadsden	39	Director	2006

Thomas Murphy	56	Director	2008

Our directors serve in such capacity until the first annual meeting of our shareholders and until their successors have been elected and qualified. Our officers serve at the discretion of our board of directors, until their death, or until they resign or have been removed from office.

In addition to the directors listed in the above table, Lagardere Unlimited, through its acquisition of Blue Entertainment Sports Television (“BEST”) in June 2010, has the right to retain a Board seat.

Executive Officers

Janon Costley, Chief Executive Officer and Director

Mr. Janon Costley has been our Chief Executive Officer and a Board member since January 2006, helping to establish our strategic alliances with Basic and Global.

From 2003 to 2006, Mr. Costley was instrumental in building IAG by establishing strategic alliances with key retailers, manufacturing partners and creating in-house street-wear brands such as Y-Chrome and Type-Y. While at IAG, he also developed private label and licensing programs with major athletic apparel brands such as Pony International and Converse Inc., celebrities such as NFL Superstar Randy Moss, legendary hip-hop pioneer, DMC of Run-DMC and professional sports leagues such as the ABA and NIFL.

From 1995 through 2003, Mr. Costley worked for 21st Century Expo Group, a leading full service management, special event and tradeshow decoration company. He began as an Account Executive and left the firm as a General Manager with responsibility for many of the company’s top clients, including Exxon-Mobil, Toyota, Mitsubishi, National Education Association, National Science Foundation and The Congressional Black Caucus Foundation.

In 1995, Mr. Costley earned an undergraduate degree in Business Administration and Marketing from North Carolina A&T State University.

Mr. Costley is the cousin of Orande Gadsden, a director of our Company.

Robert Lawand, Chief Financial Officer and Director

Mr. Robert Lawand has served as Chief Financial Officer and a Director of the Company since April 1, 2006.  From June 2005 until March 31, 2006, he served as an outside consultant to the Company.

Mr. Lawand is a Chartered Accountant in Canada, licensed to practice accountancy in the provinces of Quebec, Ontario and British Columbia. From 1979 to the present, Mr. Lawand has been engaged in the private practice of accounting, providing services to many companies and individuals in Canada.  Mr. Lawand provides consulting services to companies in the United States and Canada.  From 1980 to 1986, he served in the audit departments of a number of accounting firms, including working with Deloitte & Touche in Canada from 1980 to 1983.  From 1986 until the present, he has operated his own accounting practice in Canada.

Mr. Lawand obtained his Bachelor of Commerce from Concordia University in Montreal, Canada in 1972.  He obtained his Canadian Chartered Accountancy license in September 1978.

Donald Jones, Chairman

Mr. Donald Jones has over thirty five years of operating and management experience in the retail and consumer products sector.  Mr. Jones began his retail career the mid 1980’s in department store operations, rising through positions at May Department Stores, Marshall Fields, R.H. Macy’s, and Filene’s to become General Manager at the Newington Lechmere store in 1988.  Mr. Jones’s innovations were recognized by awards, including the 1996 Visual Merchandising Store of the Year award from Eileen Fisher and the Missoni Achievement Award.

Mr. Jones currently serves as our Executive Chairman of the Board of Directors and as a member of the Board of Directors at both Elaine Turner Designs and Cunningham Golf.  He was recently chosen by Founding Chairman Henry Kravis to serve on the New York City Investment Fund’s Retail and Tourism sector board.  He is a co-founder and Managing Member of Verite Capital Partners, LLC, a company formed to arrange investments in retail and consumer product companies.

From 2003 to 2006, he served as President and Chief Executive Officer of Rufus, Inc,, a specialty retailer within the pet industry. In 2003, Mr. Jones founded Pogan Consulting, Inc., a boutique brand development and retail management firm. From 1999 to 2003, Mr. Jones served as Senior Vice President of Stores and Operations, of Gap, Inc., and also served as a member of the CEO Circle and the Leadership Council for Gap Incorporated, co-chaired the committee to “Revise Success Factors”, and was a member of Gap’s Planning and Distribution Strategy committee. Prior to his role at Gap, Mr. Jones was a Management Council member for Dayton Hudson Corporation and Chair of Special Markets Strategy and Service Council member for the store division. In 1995, Mr. Jones became Regional Vice President of the Dayton Hudson Corporation, now Target Corporation, where he managed service strategy and sales function for twelve Detroit metro stores. In 1993, Mr. Jones managed IKEA’s U.S. flagship store and a portion of their catalog business, reporting directly to IKEA’s President/CEO.

Mr. Jones was a featured speaker on the Venture Capital & Private Equity Panel at the 2008 Babson Forum on Entrepreneurship & Innovation and is a panelist at the Babson College MBA School of Entrepreneurship and Innovation.  Mr. Jones currently serves as a member of the Advisory Board of the Ridgefield Library, a member of the Board of Directors of the Connecticut Retail Merchant Association and the Trinity High School Foundation, and is Chairman of the Connecticut Retail Merchant Association Foundation.  He previously served as a Director for the Settlement Music School in Philadelphia, the Detroit Symphony Orchestra, and the Magnificent Mile Association.  Mr. Jones also served on the Advisory Committee for Detroit African-American Parent Magazine and Leadership Detroit 2000.

Thomas Farrell, Director

Mr. Thomas Farrell was elected to serve on our Board of Directors in September 2009.  Since 1994, Mr. Farrell has been with SEREC, a California-based, family-owned third party logistics business.  He was appointed President of SEREC in 2007.  During his tenure as President, Mr. Farrell has developed an effective and successful platform for operational expertise for existing clients, as well as new customers interested in acquiring third party fulfillment/import distribution services offered by SEREC.  Since joining SEREC, Mr. Farrell has overseen this company’s historical evolution, expanding service to top industry retailers, including Trader Joe’s, Sears, Adidas, Nike, LA Gear and Wilson.

Prior to joining SEREC, Mr. Farrell was responsible for brand development of Equine Sports Performance's patented performance enhancing products, where he adapted parenteral IV nutrition for humans into a niche market for Equine Sports Nutrition (1990-1994); and Director of Sales at Advanced Sports Nutrition where Mr. Farrell was responsible for the NCAA and correctional facility markets (1988-1990).  Mr. Farrell was also previously a member of the Chicago Board of Trade (also known as the Chicago Mercantile Exchange).  Mr. Farrell graduated from the University of the Pacific in Stockton, California in 1985.

Oronde Gadsden, Director

Mr. Oronde Gadsden, perhaps best known for his acrobatic one-handed receptions as the starting wide receiver for the NFL’s Miami Dolphins & Dallas Cowboys, has become a premier NFL entrepreneur by developing a successful apparel company following his professional football career from 1996 through 2006.

In 2000, while still a member of the Miami Dolphins, Mr. Gadsden launched his own clothing label named Original Gear, which featured urban active-wear, including a collection of very successful “throw-back”-style football, baseball and basketball jerseys. His Original Gear apparel enjoyed immediate local success, attracted national attention and was distributed in Federated Department Stores Macy’s division from the South East (Atlanta) to the Northwest (Seattle), along with numerous urban clothing stores, sporting goods stores and boutiques.

Mr. Gadsden is the cousin of Janon Costley, Chief Executive Officer and a Director of our Company. Mr. Gadsden earned his Bachelor of Science in Business, Sports Management and Marketing in 1995 on a full four-year scholarship from Winston Salem State in 1995.

Thomas Murphy, Director

Mr. Thomas Murphy is a Partner and member of Pedersen & Houpt's Corporate and Business Counseling, Real Estate and Financing Practice Groups. Mr. Murphy has been practicing law since 1977 and joined Pedersen & Houpt in 2007. He focuses his practice in the areas of commercial and business, real estate and employment law, representing publicly owned and privately held companies, banks and other entities, including religious organizations and educational institutions. Mr. Murphy also represents various companies and entities in a “general counsel” capacity by handling many types and varieties of business law issues.  He also counsels clients on legal matters relating to the formation, operation and governance of commercial entities, including corporations, partnerships and limited liability companies.

Mr. Murphy is and has served as a member of various companies’ Board of Directors, including Colonial Bank, Gordon Tech High School, Gordon Recreation & Athletic Center, Inc. and Resurrection Retreat Center, Inc.

Mr. Murphy received his B.S.B.A. from Georgetown University in 1974 and his J.D. with distinction from The John Marshall Law School in 1977.  Mr. Murphy is admitted to the Bar Association in the state of Illinois and New York.

ITEM 6. EXECUTIVE COMPENSATION.

Summary Executive Compensation Table
Name and principal position	Year	Salary ($) (a)		Bonus ($)	Stock awards ($)		Option awards ($)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation ($)		Total ($)

Janon Costley,	2009	190,000	(1)	0	1,350,000	(2)	0	0	0	12,000	(3)	1,552,000
CEO	2008	155,000	(4)	0	32,214	(5)	0	0	0	0		187,214

Donald C. Jones,	2009	60,000	(6)	0	1,545,000	(7)	0	0	0	12,000	(3)	1,517,000
Chairman	2008	30,000	(8)	0	87,000	(9)	0	0	0	0		117,000

Robert Lawand,	2009	150,000	(10)	0	310,000	(11)	0	0		12,000	(3)	472,000
CFO	2008	75,000	(12)	0	2,500	(13)	0	0	0	0		77,500

(a)
In accordance with our Series A 10% Convertible Preferred Stock securities purchase agreement entered into May 2010, our senior executives have agreed to defer all past compensation owed as of the date of that agreement (approximately $293,000 which is included in accounts payable and accrued expenses) until such time that (i) we have a net income of greater than $2 million, (ii) we obtain quotation on the OTCBB and (iii) all required dividend payments are current and fully paid.  Once we satisfy these requirements we can pay the senior executives amounts equal to 15% of our net income.

(1)
Salary for services as our Chief Executive Officer during 2009, with approximately $127,000 being paid through the issuance of 3,187,375 shares of common stock and approximately $63,000 was accrued as a payable as of December 31, 2009.

.
(2)
Cash value of 10,000,000 shares of common stock valued at $1,300,000 as a retention bonus per his employment agreement and 1,250,000 shares of common stock valued at $50,000 as compensation as a board member (See Compensation of Directors below).

(3)	Auto allowance as per employment agreement accrued as of December 31, 2009.

(4)	Salary for services as our Chief Executive Officer during 2008, which was paid through the issuance of 2,375,000 shares of common stock during 2009 and 6,000,000 shares of common stock during 2008.

(5)	Cash value of 33,334 shares of common stock valued at $2,500 as compensation as a board member and 396,000 shares of common stock valued at approximately $30,000 issued as additional compensation.

(6)	Salary for services as our Chairman during 2009, with $45,000 being paid through the issuance of 1,125,000 shares of common stock and $15,000 was accrued as a payable as of December 31, 2009.

(7)
Cash value of 11,500,000 shares of common stock valued at $1,495,000 as a retention bonus per his employment agreement and 1,250,000 shares of common stock valued at $50,000 as compensation as a board member (See Compensation of Directors below).

(8)	Salary for services as our Chairman during 2008, which was paid through the issuance of 750,000 shares of common stock during 2009.

(9)
Cash value of 33,334 shares of common stock valued at $2,500 as compensation as a board member, 443,334 shares of common stock valued at $52,000 as additional compensation and 250,000 shares of common stock valued at approximately $33,000 issued in 2009 to Pogan Consulting, Inc. for consulting services rendered in 2008.

(10)
Salary for services as our Chief Financial Officer during 2009, with approximately $56,000 being paid through the issuance of 1,406,250 shares of common stock and approximately $94,000 was accrued as a payable as of December 31, 2009.

(11)
Cash value of 2,000,000 shares of common stock valued at $260,000 as a retention bonus per his employment agreement and 1,250,000 shares of common stock valued at $50,000 as compensation as a board member (See Compensation of Directors below).

(12)	Salary for services as our Chief Financial Officer during 2008, which was paid through the issuance of 1,875,000 shares of common stock during 2009.

(13)	Cash value of 33,334 shares of common stock valued at $2,500 as compensation as a board member (See Compensation of Directors below).

Compensation of Directors

In 2009 and 2008, each member of the Board of Directors, including the executive officers listed above, received 1,250,000 and 33,334 shares of our common stock, respectively, valued at $50,000 and $2,500 respectively, as compensation for serving on our Board of Directors.

Employment Agreements

Executive Employment Agreements: Effective April 1, 2009, we entered into five-year employment agreements with each of the following executives at the salary noted below.  Each agreement is automatically renewed for a minimum of two-years unless notification is given by either party at least thirty (30) days before expiration of such agreements.  Each executive has the opportunity, to receive a bonus that can be as high as 100% of their base salary based on the approval by and determined by the Board of Directors based on certain agreed upon performance goals. plus, if our sales are greater than the sales forecast that was approved by the Board of Directors (the “Approved Sales Plan”), each individual will receive, as noted below, an additional bonus that is a percentage of the sales that are above the sales in the Approved Sales Plan (the “Override”).  These executives will receive two years severance if they are terminated without cause.

Janon Costley is employed to serve as our Chief Executive Officer, at an annual minimum salary of $190,000 from year-to-year and an annual Override of 1.5% of sales that is above the amount set forth in the Approved Sales Plan.

Donald Jones is employed to serve as our Chairman, at an annual minimum salary of $120,000 from year-to-year and an annual Override of 0.15% of sales that is above the amount set forth in the Approved Sales Plan.  Mr. Jones’ annual salary was amended on January 1, 2010 to be $120,000, previously his annual minimum salary was $60,000.

Robert Lawand is employed to serve as our Chief Financial Officer, at an annual minimum salary of $150,000 from year-to-year and an annual Override of 0.15% of sales that is above the amount set forth in the Approved Sales Plan.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE.

Mr. Thomas Farrell, our newly appointed director, is the owner of SEREC and a partner in YGBFKM, LLC, one of our creditors.  In 2009, SEREC provided third party warehouse and logistics services for us and charged a total of approximately $72,000 for these services.  Of this total, approximately $49,000 was paid through the issuance of 980,273 shares of common stock and $23,000 is accrued as of December 31, 2009.  YGBFKM, LLC provides a $500,000 line of credit facility to Active to purchase goods and other related activities.  In connection with this agreement, we issued Mr. Farrell 1,500,000 shares of common stock valued at $150,000.  At December 31, 2009 and June 30, 2010, principal in the amount of $499,960 was outstanding on this loan, which bears interest at an annual rate of prime plus one percent.

ITEM 8. LEGAL PROCEEDINGS.

There was a 2003 Florida Court judgment against a former subsidiary of our predecessor, Total Luxury, in the amount of $519,000 plus interest at 11% per annum in favor of a previous creditor (the “Creditor”). The previous management of Total Luxury did not respond to the judgment and, as a result, the amount of the judgment grew to $907,000, including interest, as of June 30, 2010. The case has been dormant for a number of years and our current management believes that the Creditor may no longer be in business, however, this liability is reflected on our balance sheet as of December 31, 2009 and June 30, 2010.  Should the Creditor or a related party pursue the judgment, we could be required to pay the judgment and the related interest.

From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business.  Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise that may harm our business.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Market Information.  Our common stock is not trading on any stock exchange.  However, our stock is quoted on the Over –the-Counter Pink Sheets under the symbol “TLAG.PK” since the third quarter of 2008. The quarterly high and low prices for the Company’s Common Stock are set forth in the table below:

Quarter ended	High	Low
June 30, 2010	$0.05	$0.004
March 31, 2010	$0.07	$0.01
December 31, 2009	$0.13	$0.05
September 30, 2009	$0.21	$0.04
June 30, 2009	$0.20	$0.05
March 31, 2009	$0.20	$0.06
December 31, 2008	$0.40	$0.03

The prices above reflect inter-dealer prices, without retail mark-up, markdown, or commission and may not necessarily represent actual transactions.

Holders.  As of August 25, 2010, we had approximately 750 shareholders of common stock.

Dividends. We have not paid any cash dividends on our common stock to date and do not anticipate or contemplate paying any dividends in the foreseeable future. It is the present intention of management to utilize all available funds for the growth of the Registrant's business.

Equity Compensation Plan Information:  We currently have no equity compensation plan either approved or not approved by security holders, and there are no securities currently authorized for issuance under any equity compensation plan.  However, the Board of Directors has previously approved share based compensation in lieu of cash compensation to various consultants and employees.  Such share based compensation is recognized at the time of grant equal to the fair value of the stock award at the time of the grant as the awards generally do not require a service or vesting period.

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES.

The following contains information regarding our sales of unregistered securities during the past two fiscal years and the six month period from January 1 to June 30 of 2010.  All of the securities sold during these periods were sales of our shares of common stock to accredited investors and were deemed to be exempt under Rule 504 or Rule 506 of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), and Section 4(2) of the Securities Act, or Regulation S, as indicated below. No advertising or general solicitation was employed in offering these securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, and, unless otherwise stated  below, the shares  were restricted in accordance with the requirements of the Securities Act.

From April 9, 2010 through June 17, 2010, we completed several private placement transactions with two companies, pursuant to which we issued to the investors an aggregate of 26,841,667 unrestricted shares of our common stock for a purchase price of approximately $0.011 per share of common stock or approximately $298,500 in the aggregate, of which we have not received $30,000 from one investor.  These shares of our common stock qualified for exemption under Section 4(2) and Rule 504 of Regulation D of the Securities Act since the issuance of shares by us did not involve a public offering and were sold exclusively according to state law exemptions. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for this transaction.

From January 5, 2010 through June 16, 2010, at prices ranging from $0.01 to $0.08, we completed a number of private placement transactions with 30 accredited investors in which we issued to the investors an aggregate of 47,095,190 shares of our common stock for a purchase price of approximately $974,000 in the aggregate, or approximately $0.021 per share of common stock.  These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act since the issuance of shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the investor had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for this transaction.

On May 31, 2010, we sold 14 shares of our Series A 10% Convertible Preferred Stock (the “Preferred A Shares”) to two accredited investors for gross proceeds of $140,000 in the aggregate, or a per share price of $10,000.  The sale of these Preferred A Shares qualified for exemption under Section 4(2) of the Securities Act since the issuance of shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the investor had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for this transaction.

During the year ended December 31, 2009, at prices ranging from $0.04 to $0.20 per share, we completed a private placement transaction with 428 accredited investors who were not United States citizens and were located outside of the United States, pursuant to which we issued to the investors an aggregate of 70,039,227 shares of our common stock for a purchase price of approximately $5,483,000 in the aggregate, or approximately $0.078 per share of common stock. These shares of our common stock qualified for exemption under Regulation S because the sale occurred in an offshore transaction and there were no directed selling efforts made in the United States by our Company.  Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Regulation S of the Securities Act for this transaction.

In March 2009, we completed a private placement transaction with an accredited investor, Vista Corporate Services (“Vista”), pursuant to which we issued to the investor 666,666 shares of our common stock for a purchase price of an aggregate $7,000, or $.011 per share of common stock. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the investor had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for this transaction.

On September 21, 2009, we completed a private placement transaction with Mazuma Holding Corp. (“Mazuma”), pursuant to which we issued an aggregate of 2,375,000 unrestricted shares of our common stock for a purchase price of approximately $100,000 in the aggregate, or approximately $0.042 per share of common stock.  These shares of our common stock qualified for exemption under Rule 504 of Regulation D and Section 4(2) of the Securities Act since the shares were sold exclusively according to state law exemptions and the issuance of shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for this transaction.

In October and November 2009, we completed a private placement transaction with Tucker Financial Services, Inc. pursuant to which we issued an aggregate of 21,100,000 unrestricted shares of our common stock for a purchase price of approximately $410,000 in the aggregate, or approximately $0.019 per share of common stock.  These shares of our common stock qualified for exemption under Rule 504 of Regulation D and Section 4(2) of the Securities Act since the shares were sold exclusively according to state law exemptions and the issuance of shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for this transaction.

During the year ended December 31, 2008, at prices ranging from $0.105 to $1.20, we completed a private placement transaction with 16 accredited investors, pursuant to which we issued to the investors an aggregate of 369,869 shares of common stock for a purchase price of an aggregate $421,000, or approximately $1.138 per share of common stock. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the investor had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for this transaction.

On September 8, 2008, in connection with the acquisition of IAG that was consummated on May 15, 2006, we issued an aggregate of 590,000 additional shares of our common stock, valued at approximately $44,000, to the shareholders of IAG, which were deemed issued as of the date of the acquisition.  These additional shares were issued to fully satisfy the terms of the acquisition regarding the issuance of a certain amount of shares.  These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act since the issuance of shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the investor had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for this transaction.

In August 2008, we completed a private placement transaction with Mazuma, pursuant to which we issued to the investor an aggregate of 666,667 shares of common stock for a purchase price of an aggregate $20,000, or $0.03 per share of common stock. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for this transaction.

In November 20, 2008, we completed a private placement transaction with Vista, pursuant to which we issued to the investor an aggregate of 666,666 shares of common stock for a purchase price of an aggregate $20,000, or $0.03 per share of common stock. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the investor had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for this transaction.

ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

Capital Stock

We are authorized by our Articles of Incorporation to issue an aggregate of 1,000,000,000 shares of capital stock, of which 900,000,000 are shares of common stock, par value $0.001 per share (the “Common Stock”), and 100,000,000 are shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). As of August 25, 2010, 343,297,989 shares of Common Stock, 14 shares of Series A 10% Convertible Preferred Stock (“Preferred A Shares”) and 250 shares of Series B 8% Convertible Preferred Stock (“Preferred B Shares”) were issued and outstanding, respectively.

Common Stock

All outstanding shares of Common Stock are of the same class and have equal rights and attributes. Our holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders of our Company. All shareholders are entitled to share equally in dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available. In the event of liquidation, the holders of our Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities and liquidation preferences of preferred stockholders. Our shareholders do not have cumulative or preemptive rights.

Preferred Stock

Our Articles of Incorporation authorizes the issuance of Preferred Stock with designations, rights and preferences determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting, or other rights, which could adversely affect the voting power or other rights of the holders of our Common Stock.

Preferred A Shares: In April 2010, our Board of Directors set aside 300 shares of our authorized preferred stock for issuance as Series A 10% Convertible Preferred Stock. In May 2010, we sold 14 shares to two accredited investors for gross proceeds of $140,000.  As of June 30, 2010, the liquidation preference of the Preferred A Shares outstanding was approximately $141,000.

Each Preferred A Share has an initial stated value of $10,000 and earns cumulative dividends at 10% per annum on the stated value which are payable quarterly in arrears in cash or, at our option, in shares of common stock, as defined in the securities purchase agreement (the “Preferred A Agreement”). The Preferred A Shares are convertible at any time into a number of our common shares equal to the stated value divided by the conversion price of $0.015, subject to limitations as defined in the Preferred A Agreement. Holders of the Preferred A Shares are entitled to vote on an as converted basis with the common stockholders as a single class on all matters.  Upon our liquidation for any reason, the holders of the Preferred A Shares are entitled to receive an amount equal to the stated value plus any accrued and unpaid dividends before any distribution or payment is made to any holders of junior securities.

In accordance with the Preferred A Agreement, we are required to obtain a quotation of our shares of common stock on the over-the-counter bulletin board (“OTCBB”) by November 27, 2010 otherwise we will be required to pay damages equal to 1.5% of the purchase price in cash or, at the holder of the Preferred A Share’s option, in shares of common stock and amend the conversion price to the lower of a) the existing conversion price or b) the price equal to 80% of the volume weighted-average price for the 10 trading days prior to the date we obtain quotation on the OTCBB..

Upon 30 days notice, we may choose to redeem the shares at 110% of the stated value plus all accrued but unpaid dividends as long as the closing price of our common stock exceeds 200% of the conversion price (or $.03) for a period of 5 consecutive trading days with an average daily volume in excess of $100,000 per day and we obtain quotation on the OTCBB.

The investors also received warrants to purchase up to an aggregate of 9,333,333 shares of common stock at an exercise price of $0.015 per share (see below).

Preferred B Shares: In July 2010, our Board of Directors reserved 250 shares of our authorized preferred stock for issuance as Series B 8% Convertible Preferred Stock (the “Preferred B Shares”).  In July 2010, we entered into an agreement with Accelerant to convert their $2,500,000 note into the 250 shares of Preferred B Shares (the “Exchange Agreement”).

Each Preferred B Share has an initial stated value of $10,000 and earns cumulative dividends at 8% per annum on the stated value, which are payable quarterly in arrears in cash or, at our option, in shares of common stock. The Preferred B Shares are convertible at any time, subject to limitations, by the holder into a number of shares equal to the stated value divided by the conversion price, which is defined as 90% of the average of the daily volume weighted average price of our common stock for the ten trading days prior to the conversion date.  In addition, there is a special redemption feature whereby upon the earlier of September 30, 2010 or the date our Form 10 Registration statement is declared effective, we may elect to redeem up to 100 shares of the Preferred B Shares (worth $1,000,000) for $1,000.  Holders of the Preferred B Shares are only entitled to vote with respect to (i) an increase or decrease in the number of authorized shares and/or (ii) any proposed reverse stock split of our common stock.  Upon our liquidation for any reason, the holders of the Preferred B Shares are entitled to receive an amount equal to the stated value plus any accrued and unpaid dividends before any distribution or payment is made to any holders of junior securities.

Upon 30 days notice, we may choose to redeem the shares at the stated value plus all accrued but unpaid dividends as long as the closing price of our common stock exceeds $.05 for a period of 5 consecutive trading days with an average daily volume in excess of $100,000 per day and we obtain quotation on the OTCBB.

Warrants

As of June 30, 2010, we had 10,080,000 five year warrants with an exercise price of $.015 outstanding, which are immediately exercisable, subject to certain limitations, and expire on May 31, 2015. These warrants were issued in connection with the Series A Preferred Shares. In addition, these warrants: (i) may be converted on a cashless basis commencing on November 30, 2010; and (ii) contain a provision whereby if there is a certain type of fundamental transaction, the holders would be entitled to receive cash equal to the fair market value of the warrants as calculated under the Black-Scholes model.

Options

As of August 25, 2010, the Company had no options authorized.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our directors and officers are indemnified as provided by the Nevada corporate law and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Act”). Insofar as indemnification for liabilities arising under the Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

See pages F-1 through F-34 appearing at the end of this registration statement.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

There have been no changes in or disagreements with accountants on accounting or financial disclosure matters.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit	Description
Number

2.1	Articles of Merger filed August 19, 2008, inlcuding the Agreement and Plan of Merger dated August 7, 2008 between Total Luxury Group, Inc. and Total Apparel Group, Inc. *

3.1	Articles of Incorporation filed on August 5, 2008 *

3.2	By-Laws *

3.3	Certificate of Designation of Series A 10% Convertible Preferred Stock *

3.4	Certificate of Designation of Series B 8% Convertible Preferred Stock *

4.1	Form of Common Stock Purchase Warrant dated May 2010 to be issued by Total Apparel Group, Inc.*

4.2	12% Convertible Debenture due May 14, 2011 in the principal amount of $300,151 issued by Total Apparel Group, Inc. to Redwood Management, LLC *

4.3	12% Convertible Debenture due June 25, 2011 in the principal amount of $30,000 issued by Total Apparel Group, Inc. to Redwood Management, LLC *

4.4
Securities Purchase Agreement dated May 2010 between Total Apparel Group, Inc. and the Investors listed on the Schedule of Purchasers to the Securities Purchase Agreement for Series A 10% Convertible Preferred Stock *

4.5	Voting Agreement dated May 2010 between Total Apparel Group, Inc. and the signatories to the Securities Purchase Agreement dated May 2010 for the Series A 10% Convertible Preferred Stock *

4.6	Exchange Agreement dated July 28, 2010 for Series B 8% Convertible Preferred Stock between Total Apparel Group, Inc. and Accelerant Partners LLC *

4.7	Stock Purchase Agreement between Total Luxury Group, Inc. and Accelerant Partners LLC (incorporated by reference to Exhibit 10.1 to Registrant’s Form 8-K filed March 13, 2008)

10.1.1	Retention and Employment Agreement dated April 1, 2009 between Total Apparel Group, Inc. and Don Jones

10.1.2	Amendment to Retention and Employment Agreement dated January 1, 2010 between Total Apparel Group, Inc. and Donald Jones *

10.2	Consulting Agreement dated August 17, 2009 between Total Apparel Group, Inc. and Sports Investment Company, LLC (a/k/a Blue Entertainment Sports Television) *

10.3	Warehouse Services Agreement dated February 22, 2009 between SEREC of California and Active Apparel Group, Inc. *

10.4	Factoring Agreement dated October 2009 between Coral Capital Solutions LLC and Active Apparel Group, Inc. *

10.5.1	Factoring Agreement dated June 2009 between Coral Capital Solutions LLC and Kappa North America, Inc. *

10.5.2	Amendment dated September 14, 2009 to Factoring Agreement dated June 2009 betweem Coral Capital Solutions, LLC and Kappa North America, Inc. *

10.6	Validity Guarantee dated June 22, 2009 between Coral Capital Solutions LLC and Robert Lawand. *

10.7	Corporate Guaranty dated June 17, 2009 between Hartsko Financial Services, LLC and Kappa North America, Inc. *

10.8	Standard Form of Loft Lease dated March 5, 2009 between Total Apparel Group Inc. and 525 Delaware LLC *

10.9	License Agreement dated April 24 2009 among Basic Net S.p.A., Basic Properties America, Inc., Kappa North America, Inc. and Total Apparel Group, Inc. *

10.10	Distribution Appointment Agreement dated November 12, 2008 between International Apparel Group, Inc. and Global Brands (Football) Pte Ltd. *

10.11	Intercompany Assignment and Assumption Agreement with Third Party Consent effective February 13, 2009 between International Apparel Group, Inc. and Active Apparel Group, Inc. *

10.12	Sublease Agreement dated March 19, 2009 between Serec of California and Active Apparel Group, Inc. *

10.13	Loan and Security Agreement dated February 20, 2009 among YGBFKM, LLC, as lender, and Active Apparel Group Inc., Total Apparel Group, Inc. and International Apparel Group, Inc., as borrowers *

10.14	Retention and Employment Agreements dated April 1, 2009 between Total Apparel Group, Inc. and Janon Costley *

10.15	Retention and Employment Agreement dated April 1, 2009 between Total Apparel Group, Inc. and Robert M. Lawand*

10.16	Mutual Rescission Agreement between Total Luxury Group, Inc. and Accelerant Partners, LLC (incorporated by reference to Exhibit 10.1 to Registrant’s Form 8-K filed July 8, 2008)

21.1	Subsidiaries of the Registrant*

* Filed herewith

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: September 3, 2010	TOTAL APPAREL GROUP, INC.

	By:	/s/ Janon Costley
Name: Janon Costley
Title: CEO and Director

TOTAL APPAREL GROUP INC.
CONSOLIDATED FINANCIAL STATEMENTS
INDEX

Page

December 31, 2009
Report of Independent Registered Public Accounting Firm	F-1

Consolidated Balance Sheet at December 31, 2009	F-2

Consolidated Statements of Operations for the years ended December 31, 2009 and 2008	F-3

Consolidated Statements of Stockholders' Deficiency for the years ended
December 31, 2009 and 2008	F-4

Consolidated Statements of Cash Flows for the years ended December 31, 2009 and 2008	F-5

Notes to Consolidated Financial Statements	F-6 - F-19

June 30, 2010
Consolidated Balance Sheets at June 30, 2010 (Unaudited) and December 31, 2009 (Audited)	F-20

Consolidated Statements of Operations (Unaudited) for the three and six months ended
June 30, 2010 and 2009	F-21

Consolidated Statements of Cash Flows (Unaudited) for the six months ended
June 30, 2010 and 2009	F-22

Notes to Consolidated Financial Statements (Unaudited)	F-23 - F-34

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of
Directors of Total Apparel Group Inc.
New York, New York

We have audited the accompanying consolidated balance sheet of Total Apparel Group Inc. and subsidiaries (the "Company") as of December 31, 2009, and the consolidated statements of operations, stockholders' deficiency, and cash flows for the years ended December 31, 2009 and 2008. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Total Apparel Group Inc. and subsidiaries at December 31, 2009, and the results of their operations and their cash flows for the years ended December 31, 2009 and 2008 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that Total Apparel Group Inc. and subsidiaries will continue as a going concern. As more fully described in Note 2, certain conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 2. The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/	Mayer Hoffman McCann CPAs
(The New York Practice of Mayer Hoffman McCann P.C.)

New York, New York
August 31, 2010

F-1.

TOTAL APPAREL GROUP INC.
CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2009

2009

ASSETS

CURRENT ASSETS
Cash	$29,108
Accounts receivable, net	133,099
Due from factor, net	372,740
Inventory	76,708
Prepaid expenses and other current assets	8,369
Subscription receivable	165,000

TOTAL CURRENT ASSETS	785,024

PROPERTY & EQUIPMENT, NET	12,782

TOTAL ASSETS	$797,806

LIABILITIES

CURRENT LIABILITIES
Revolving credit facilities and current portion of long term debt	$1,946,461
Accounts payable and accrued expenses	2,050,795

TOTAL CURRENT LIABILITIES	3,997,256

LONG TERM DEBT	2,999,960

DEFERRED LEASE LIABILITY	28,903

TOTAL LIABILITIES	7,026,119

COMMITMENTS & CONTINGENCIES

STOCKHOLDERS' DEFICIENCY

PREFERRED STOCK, $0.001 par value; authorized 100,000,000 shares; issued and outstanding, none at December 31, 2009.	-

COMMON STOCK, $0.001 par value; authorized 300,000,000 shares; issued and outstanding, 201,487,131 at December 31, 2009.	201,487

ADDITIONAL PAID-IN CAPITAL	37,099,831

ACCUMULATED DEFICIT	(43,529,631)

TOTAL STOCKHOLDERS' DEFICIENCY	(6,228,313)

TOTAL LIABILITIES & STOCKHOLDERS' DEFICIENCY	$797,806

See Accompanying Notes to the Consolidated Financial Statements

F-2.

TOTAL APPAREL GROUP INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008

NET SALES	$899,914	$-

COST OF GOODS SOLD	1,078,563	-

GROSS LOSS	(178,649)	-

EXPENSES
SELLING, GENERAL & ADMINISTRATIVE	4,008,883	1,823,756
NON-RECURRING EXPENSES (Note 8)	7,861,591	2,500,000

TOTAL OPERATING EXPENSES	11,870,474	4,323,756

LOSS FROM OPERATIONS	(12,049,123)	(4,323,756)

INTEREST INCOME	(8,275)	-

INTEREST EXPENSE	177,121	122,902

LOSS FROM CONTINUING OPERATIONS	(12,217,969)	(4,446,658)

INCOME FROM DISCONTINUED OPERATIONS( Note 8)	279,202	345,753

NET LOSS	$(11,938,767)	$(4,100,905)

Net loss per common share, basic & diluted
From continuing operations	$(0.13)	$(0.39)
From discontinued operations	-	0.03
Net loss	$(0.13)	$(0.36)

WEIGHTED AVERAGE NUMBER OF SHARES
OUTSTANDING, basic & diluted	92,913,407	11,364,167

See Accompanying Notes to the Consolidated Financial Statements

F-3.

TOTAL APPAREL GROUP INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIENCY

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	Common Stock		Additional paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balance at January 1, 2008	3,542,163	$3,542	$24,373,802	$(27,489,959)	$(3,112,615)
Common stock issued for cash	1,703,203	1,703	459,297	-	461,000
Common stock issued to shareholders of IAG	590,000	590	43,660	-	44,250
Common stock issued in settlement of long-term debt	7,165,027	7,165	75,212	-	82,377
Common stock issued in settlement of accounts payable and accrued expense	6,222,587	6,223	496,789	-	503,012
Share-based compensation	24,799,761	24,799	767,106	-	791,905
Net loss for the year ended December 31, 2008	-	-	-	(4,100,905)	(4,100,905)
Balance at December 31, 2008	44,022,741	44,022	26,215,866	(31,590,864)	(5,330,976)
Common stock issued for cash	94,180,893	94,181	5,906,194	-	6,000,375
Common stock issued in settlement of long-term debt	4,512,933	4,513	40,616	-	45,129
Common stock issued in settlement of accounts payable and accrued expenses	15,435,291	15,436	655,476	-	670,912
Share-based compensation	43,335,273	43,335	4,281,679	-	4,325,014
Net loss for the year ended December 31, 2009	-	-	-	(11,938,767)	(11,938,767)
Balance at December 31, 2009	201,487,131	$201,487	$37,099,831	$(43,529,631)	$(6,228,313)

See Accompanying Notes to the Consolidated Financial Statements

F-4.

TOTAL APPAREL GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES
Net los	$(11,938,767)	$(4,100,905)

Adjustments to reconcile net loss to net cash used in operating activities:
Provision for doubtful accounts	40,718	-
Amortization expense	1,213	-
Non-cash accrued interest on long-term debt	165,813	122,902
Deferred rent	28,903	-
Share-based compensation	4,229,014	791,905
Rescission liability	-	2,500,000
Gain on note settlement	(279,202)	(345,753)
Change in operating assets and liabilities:
Accounts receivable	(168,099)	-
Due from factor	(378,458)	-
Inventory	(76,708)	-
Prepaid expenses and other current assets	87,631	-
Accounts payable and accrued expenses	1,693,315	845,851

Net cash used in operating activities	(6,594,627)	(186,000)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment	(13,995)	-

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds on long-term debt	812,355	-
Repayment of long-term debt	(10,000)	-
Common stock issued for cash	5,835,375	186,000

Net cash provided by financing activities	6,637,730	186,000

NET INCREASE IN CASH	29,108	-
CASH :
Beginning of period	-	-
End of period	$29,108	$-

See Accompanying Notes to the Consolidated Financial Statements

F-5.

TOTAL APPAREL GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009

1.	ORGANIZATION AND BUSINESS

Total Apparel Group Inc. (“TAG”) was incorporated in July 2008 as a Nevada Corporation and a wholly-owned subsidiary of Total Luxury Group, Inc. (“TLG”) (an Indiana corporation). In August 2008, TAG was merged with and into TLG, with TAG being the surviving corporation. The merger agreement transferred all assets, liabilities, common stock, options, warrants, etc. as well as the board of directors to TAG. In addition, the merger agreement transferred the ownership of TLG’s wholly-owned subsidiary, International Apparel Group Inc. (“IAG”), who has not had any operations since the end of 2007 and has accordingly been accounted for as discontinued operations (see note 8).

In 2009, TAG formed two new subsidiaries, Active Apparel Group Inc. (a Florida charter) (“Active”) which has commenced operations using the license of FIFA for the United States of America (see Note 12) and Kappa North America Inc. (a Florida charter) (“Kappa”) which has commenced operations using the license of Kappa and Kappa Di Robe (see Note 12). In addition, TAG formed another subsidiary, Total Retail Ventures, Inc. which has had no activity.

TAG and its subsidiaries (collectively, “the Company”) are wholesale distributors of branded fashion basic apparel. The Company sells its products primarily to retailers in the United States of America and Canada.

Effective October 28, 2008, the board of directors approved a 30-to-1 reverse stock split of its outstanding common stock, with fractional shares being rounded up to nearest whole share. All share and per share data referred to in these financial statements have been restated to reflect the reverse stock split.

2.	GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company has experienced continuing losses, has a working capital deficit of approximately $3,212,000 at December 31, 2009, has accumulated losses of approximately $43,530,000 since inception, has had recurring negative cash flows from operations and does not have sufficient resources to accomplish its objectives during the next twelve months. These conditions raise substantial doubt about the ability of the Company to continue as a going concern. The financial statements do not include adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should the Company be unable to continue in operation. The Company’s present plans, the realization of which cannot be assured, to overcome these difficulties include, but are not limited to, continued negotiations to settle old outstanding liabilities, new financing alternatives, additional private placements and other equity financing alternatives by way of preferred stock issuances.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of TAG and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated upon consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management’s estimates and assumptions include, but are not limited to, collectability of accounts receivable; inventory valuation and obsolescence; valuation and recoverability of long lived assets, including the values assigned to property and equipment, income taxes; valuation of share issuances in determining compensation expense and foreign currency and other factors. Management’s estimates and assumptions are derived from and are continually evaluated based upon available information, judgment and experience. Actual results could differ from those estimates.

F-6.

TOTAL APPAREL GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009

Accounts Receivable

The Company extends credit to its customers based upon an evaluation of the customer’s financial condition and credit history. The Company’s accounts receivable is net of an allowance for doubtful accounts of $35,000 at December 31, 2009. An allowance for doubtful accounts is determined through the analysis of the aging of accounts receivable at the date of the financial statements. An assessment of the accounts receivable is made based on historical trends and an evaluation of the impact of economic conditions. Management believes its allowance for doubtful accounts to be appropriate, and actual results should not differ materially from those determined using necessary estimates. However, if the financial condition or the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Due from Factor

Kappa and Active have factoring agreements with Coral Capital Solutions LLC (“Coral”) which expire in June and November 2011, respectively, with automatic annual renewals thereafter. The factoring agreements are non-recourse whereby Coral, based on credit approved orders, assumes the accounts receivable risk of the Company’s customers in the event of insolvency or non payment. All other receivable risks for customer deductions that reduce the customer receivable balances are retained by the Company, including, but not limited to, allowable customer markdowns, operational chargebacks, disputes, discounts and returns. These deductions, totaling approximately $6,000 at December 31, 2009, have been recorded as a reduction of amounts due from factor. The Company receives payment on factored receivables from Coral as of the earlier of: a) four business days after the day on which payment is received by Coral; or b) the date of the customer’s longest maturity if the customer is in a bankruptcy or insolvency proceedings. The Company can borrow against these receivables prior to payment by the customer (see Note 4).

Inventory

Inventory, which consists entirely of finished goods at December 31, 2009, is stated at the lower of cost or market. Cost is primarily determined on the first in, first out (FIFO) method. The Company identifies potentially excess and slow moving inventory by evaluating turn rates, inventory levels and other factors. Excess quantities are identified through evaluation of the inventory aging, review of inventory turns and historical sales experiences. The Company provides lower of cost or market reserves for such identified excess and slow moving inventory. At December 31, 2009, the Company had a lower of cost or market reserve for excess and slow moving inventory of approximately $252,000. While management believes its reserves to be appropriate, the Company cannot guarantee that it will continue to experience the same level of losses in the future.

Property and Equipment

Property and equipment, which consists entirely of leasehold improvements, are stated at cost less accumulated amortization. At December 31, 2009 leasehold improvements with a cost of approximately $14,000 are being amortized on a straight-line basis over the shorter of their estimated useful lives or the related lease terms (or five years). Accumulated amortization at December 31, 2009 and amortization expense for the year ended December 31, 2009 was approximately $1,000. Maintenance and repair costs are charged to earnings as incurred while expenditures for major renewals and improvements are capitalized. Upon the disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts.

Impairment of Long Lived Assets

The Company evaluates long lived assets, including property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The estimated future undiscounted cash flows associated with the asset are compared to the asset’s carrying amount to determine if a write down to a new depreciable basis is required. If required, an impairment charge is measured by the difference between the carrying value and the estimated fair value of the assets, with such estimated fair values generally determined using the discounted future cash flows of the assets using a rate that approximates the Company’s weighted average cost of capital.

F-7.

TOTAL APPAREL GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009

Deferred Lease Liability

The Company recognizes rent expense for its operating lease on a straight-line basis (including the effect of reduced or free rent and contractually obligated rent escalations) over the lease term. The difference between the cash paid and the amount recognized as rent expense on a straight-line basis is recorded as a deferred lease liability in the accompanying consolidated balance sheet at December 31, 2009.

Income Taxes

Income taxes are accounted for under an asset and liability approach that requires the recognition of deferred income tax assets and liabilities for the expected future consequences of events that have been recognized in the Company’s financial statements and income tax returns. The Company provides a valuation allowance for deferred income tax assets when it is considered more likely than not that all or a portion of such deferred income tax assets will not be realized.

Fair Value of Financial Instruments

The Company believes the carrying amounts of cash, accounts receivable, accounts payable, accrued expenses, revolving credit facilities and current portion of long term debt approximate fair value due to their short term maturity. The Company did not estimate the fair value of the long term debt owed to YGBFKM LLC (see Note 6) which charges interest at the prime rate because (i) these related party instruments are not traded and, therefore, no quoted market prices exist upon which to base an estimate of fair value and (ii) there are no readily determinable similar instruments on which to base an estimate of fair value. In addition, the Company believes that the relationship it has developed and maintained with YGBFKM LLC and the accommodations that the Company has received from them are factors that also contribute to the impracticality in estimating fair value. The Company did not estimate the fair value of the long term debt owed to Accelerant (see Note 6) which does not charge interest because (i) this instrument is not traded and, therefore, no quoted market prices exist upon which to base an estimate of fair value and (ii) there are no readily determinable similar instruments on which to base an estimate of fair value.

Revenue Recognition

The Company recognizes sales when title and risk of loss have transferred to the customer, there is persuasive evidence of an arrangement, the sales price is fixed or determinable and collectability is reasonably assured. Sales are recorded at the time the product is either picked up by or shipped to the customer. The Company’s net sales represent gross sales invoiced to customers, less certain related charges for discounts, returns, and other promotional allowances, and are recorded net of sales or value added tax. Allowances provided for these items are presented in the consolidated financial statements primarily as reductions to net sales.

Concentrations

For the year ended December 31, 2009, the Company had four major customers which accounted for approximately 61% of the Company’s net sales. There were no amounts due from these customers at December 31, 2009. There were no sales during the year ended December 31, 2008.

For the year ended December 31, 2009, the Company had one major supplier which accounted for approximately 67% of the Company’s purchases. There were no amounts due to this supplier at December 31, 2009. There were no purchases during the year ended December 31, 2008.

Shipping and Handling Costs

The Company incurs shipping and handling costs which consist primarily of freight expenses incurred for third party shippers to transport products to its customers. These costs are included in cost of goods sold and amounts billed to customers for shipping are included in net sales in the accompanying consolidated statements of operations.

F-8.

TOTAL APPAREL GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009

Share-Based Compensation

The Company accounts for its share-based compensation in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 718 – “Compensation – Stock Compensation.” Accordingly, the Company recognizes compensation expense equal to the fair value of vested stock awards at the time of the grant as the awards generally do not require a service period.

Foreign Currency Transactions

The Company considers the U.S. dollar to be the functional currency of its sales that occur in Canada. Foreign currency gains and losses are recorded in selling, general and administrative expenses on the consolidated statement of operations.

Net Income (Loss) Per Share

Basic net income (loss) per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share also includes the dilutive effect of potential common shares during the period from warrants using the treasury stock method. Since the Company incurred a loss from continuing operations in all periods presented, all potentially dilutive securities were excluded from the computation of diluted income per share because the effect of including them is anti-dilutive.

Supplemental Disclosure of Non-Cash Investing and Financing Transactions

There was no cash paid for income taxes during the years ended December 31, 2009 or 2008. During the year ended December 31, 2009, the Company paid approximately $11,000 for interest. There was no interest paid during the year ended December 31, 2008.

During the year ended December 31, 2009, the Company repaid a note payable of approximately $45,000 and accounts payable and accrued expenses of approximately $671,000 through the issuance of 4,512,933 and 15,435,291 shares of common stock, respectively. The Company also issued 480,000 shares of common stock valued at $96,000, that was recorded as a prepaid expense and is being expensed over the life of the consulting contract. At December 31, 2009 $8,000 is included in prepaid expense and other current assets. In addition, the Company recorded a subscription receivable of $165,000 for common shares issued for cash during 2009 for which the cash was received in May 2010.

During the year ended December 31, 2008, the Company repaid two notes payable plus accrued interest of approximately $82,000 and accounts payable and accrued expenses of approximately $503,000 through the issuance of 7,165,027 and 6,222,587 shares of common stock, respectively. The Company also issued 590,000 shares of common stock to the original shareholders of IAG for the remaining liability of approximately $44,000 from the acquisition of IAG. In addition, the Company issued shares of common stock for cash of approximately $275,000 that was received during 2007.

Segment Reporting

Management treats the operations of the Company as one segment.

New Accounting Pronouncements

On July 1 2009, the FASB issued ASC 105-10, "Generally Accepted Accounting Principles" (the “Codification”). ASC 105-10 establishes the exclusive authoritative reference for U.S. GAAP for use in financial statements, except for SEC rules and interpretive releases, which are also authoritative for SEC registrants. The Codification supersedes all existing non-SEC accounting and reporting standards. The Company has included the references to the Codification, as appropriate, in these consolidated financial statements.

F-9.

TOTAL APPAREL GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009

In September 2006, the FASB issued new guidance that defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. In February 2008, the FASB deferred the effective date of the new accounting guidance for all non-financial assets and liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008. The Company adopted this guidance for financial assets and liabilities effective January 1, 2008 and for nonfinancial assets and liabilities effective January 1, 2009, the adoption did not have a material impact on the Company's consolidated financial condition or results of operations.

In February 2007, the FASB issued guidance, which amends the accounting for assets and liabilities in financial statements, which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. This statement does not affect any existing literature that requires certain assets and liabilities to be carried at fair value. Entities that choose the fair value option will recognize unrealized gains and losses on items for which the fair value option was elected in earnings at each subsequent reporting date. The Company adopted the new accounting guidance on January 1, 2008. The Company has currently chosen not to elect the fair value option for any items that are not already required to be measured at fair value in accordance with accounting principles generally accepted in the United States of America.

FASB ASC 805, “Business Combinations”. During December 2007, the FASB issued new accounting guidance under ASC 805 which recognizes and measures the goodwill acquired in a business combination and defines a bargain purchase, and requires the acquirer to recognize that excess as a gain attributable to the acquirer. In contrast, previous accounting guidance required the “negative goodwill” amount to be allocated as a pro rata reduction of the amounts assigned to assets acquired. ASC 805 requires that assets acquired and liabilities assumed in a business combination that arise from contingencies be recognized at fair value if fair value can be reasonably estimated. If fair value of such an asset or liability cannot be reasonably estimated, the asset or liability would generally be recognized in accordance with ASC 450, “Contingencies.” Under ASC 805, the requirements of ASC 420, “Exit or Disposal Cost Obligations,” would have to be met in order to accrue for a restructuring plan in purchase accounting. This new accounting guidance applies prospectively to business combinations for which the acquisition date is on or after the first annual reporting period beginning on or after December 15, 2008, and interim periods within those fiscal years. The Company adopted this guidance effective January 1, 2009. This new accounting guidance will change the Company’s accounting treatment for business combinations on a prospective basis.

FASB ASC 810, “Consolidation”. During December 2007, the FASB issued new accounting guidance under ASC 810 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statement, but separate from the parent’s equity. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The Company adopted this guidance effective January 1, 2009, and the adoption did not have a material impact on the Company’s consolidated financial condition or results of operations.

FASB ASC 820, “Fair Value Measurements and Disclosures”. During April 2009, the FASB issued new accounting guidance under ASC 820 addressing concerns regarding (1) determining whether a market is not active and a transaction is not orderly, (2) recognition and presentation of other-than-temporary impairments and (3) interim disclosures of fair values of financial instruments. The guidance is effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The Company adopted the new accounting guidance effective June 30, 2009 and the adoption did not have a material impact on the Company’s consolidated financial condition or results of operations.

F-10.

TOTAL APPAREL GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009

FASB ASC 855, “Subsequent Events”. In May 2009, the FASB issued new accounting guidance under ASC 855 which incorporates accounting guidance that originated as U.S. auditing standards into the body of authoritative literature issued by the FASB. This guidance is based on the same principles as those that currently exist in the auditing standards. However, the new guidance does make a few changes such as eliminating Type I and Type II subsequent events and requiring an entity to determine whether events and transactions occurring subsequent to the balance sheet date through the date the financial statements are filed require disclosure. This guidance is effective for interim or annual periods ending after June 15, 2009. The Company adopted this new accounting guidance effective June 30, 2009 and the adoption did not have a material impact on the Company’s consolidated financial condition or results of operations.

FASB ASC 810, “Consolidation”. In July 2009, the FASB issued new accounting guidance under ASC 810 which amends prior guidance to change how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. This guidance requires additional disclosures about the reporting entity’s involvement with variable-interest entities and any significant changes in risk exposure due to that involvement as well as its affect on the entity’s financial statements. This guidance will be effective January 1, 2010 and is not expected to have a significant impact on the Company’s financial statements.

4.	REVOLVING CREDIT FACILITIES AND CURRENT PORTION OF LONG TERM DEBT

Revolving credit facilities and current portion of long-term debt consist of the following at December 31, 2009:

Due to Factor (see a)	$283,595
Due to Hartsko Financial (see b)	28,800
Due to Clifford Grossman (see c)	565,575
Legal claim (see d)	878,491
Note payable - Platinum (see e)	190,000

$1,946,461

(a) Due to Factor

As described in Note 3, in June and November 2009, the Company entered into factor agreements with Coral. Under the agreements, Coral will advance Active and Kappa a percentage of the approved receivables, as defined in the agreement. In addition, a factoring commission based on various rates is charged on the gross face amount of all accounts with minimum fees as described in the agreement. The agreement is collateralized by a first priority lien on substantially all the assets of both Active and Kappa.

(b) Due to Hartsko Financial

In June 2009, Kappa entered into an agreement with Hartsko Financial Services, LLC ("HFS") to provide funding to purchase goods from various suppliers by use of letters of credit and/or cash. On each funding, HFS takes a direct first security on the merchandise being purchased, as well as control over the specific sales order. Once shipment has been made to the customer, HFS shall seek immediate payment via Coral or the Company depending on the transaction agreed upon. The agreement includes fees on initial funding at 3% for the first 30 days or a portion thereof from the time the funding is made until HFS is paid in full. In the event HFS is not paid within 30 days, an additional 1% shall be incurred each 10 days, or portion thereof, on the highest outstanding balance during the 10 days until HFS is paid in full. HFS, in its sole discretion, shall approve all purchases. If conventional letter of credit financing is used, the HFS rates may be adjusted. The agreement is guaranteed by TAG. See Note 12 for outstanding letters of credit at December 31, 2009.

F-11.

 TOTAL APPAREL GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009

(c) Due to Clifford Grossman

The amount owed to Clifford Grossman is from a prior debt owed by IAG (the now inactive subsidiary of TAG) and is therefore a liability of discontinued operations. The original amount was $350,000 plus interest at 15% per annum, compounded annually. As of December 31, 2009, accrued interest included in the total amount due was approximately $216,000. In May 2010, the Company and Clifford Grossman entered into a settlement stipulation. See Note 13.

(d) Legal claim

The legal claim payable represents a judgment against a former subsidiary of the Company in the amount of approximately $519,000 plus interest at 11% per annum, which was rendered by a court in the State of Florida in 2003. As of December 31, 2009 accrued interest included in the total legal claim payable was approximately $343,000. It is management's belief that the creditor of the former subsidiary should have filed this action against the former subsidiary. The case has been dormant for a number of years and it is believed that the plaintiff may no longer be in business. Should the case become active, it is difficult to ascertain what the outcome might be.

(e) Note payable - Platinum

In 2007, IAG entered into a factoring agreement with Platinum Funding Services Group, Inc. (“Platinum”) whereby as of January 1, 2008, IAG owed Platinum approximately $479,000 which is therefore considered a liability of discontinued operations. In October 2009, the Company reached a settlement for a reduction of the total debt to $200,000 resulting in a gain on note settlement of approximately $279,000 (see Note 8) during the year ended December 31, 2009. In June 2010, $170,000 of this debt was assigned to Redwood Management LLC, See Note 13.

5.	ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of the following at December 31, 2009:

Accounts payable	$288,073
Amounts due to directors and officers	198,399
Accrued payroll and commissions	629,010
Accrued royalties	515,266
Miscellaneous accrued expenses	385,094
Accrued interest	34,953

$2,050,795

6.	LONG TERM DEBT

Long term debt consists of the following at December 31, 2009:

Accelerant Partners LLC (see a)	$2,500,000
YGBFKM LLC (see b)	499,960

$2,999,960

(a) Accelerant Partners LLC

On July 1 2008, the Company entered into a Mutual Rescission and Release Agreement (the “Rescission Agreement") with Accelerant Partners LLC ("Accelerant") to rescind the Common Stock Purchase Agreement entered into on March 7, 2008 (the "March Purchase Agreement") and the other related agreements, whereby the Company had purchased 38,000,000 shares of common stock of Petals Decorative Accents, Inc. ("Petals") from Accelerant in exchange for (i) a $19,000,000 promissory note, (ii) 85,000,000 shares of common stock and (iii) a warrant to purchase 100,000,000 shares of our common stock.

F-12.

TOTAL APPAREL GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009

The Company and Accelerant agreed to enter into the Rescission Agreement because certain conditions and other terms of the March Purchase Agreement were not met, or differed materially from representations made at the time of the March Purchase Agreement, including with respect to the participation of co-investors in the transactions, the Company becoming a reporting company under the federal securities laws, and the Company being re listed for quotation on the Over the Counter Bulletin Board by June 1, 2008.

Pursuant to the Rescission Agreement, the parties also provided mutual releases to each other with respect to any claims related to the March Purchase Agreement. As consideration for these releases, Accelerant was to receive warrants to purchase 666,667 shares of the Company's common stock for five years from the date of the Rescission Agreement, at an exercise price of $0.45 per share, however these warrants were never issued. Accelerant was entitled to keep $2,500,000 of the promissory note. In July 2010, this promissory note was exchanged for Series B convertible preferred stock – see Note 13.

(b) YGBFKM LLC

In February 2009 the Company entered into a Loan and Security agreement with YGBFKM, LLC (“YGBFKM”) whereby YGBFKM made available a line of credit of $500,000. In consideration for the line of credit, the Company has granted a security interest by way of (i) accounts (ii) goods for sale, lease or other disposition, (iii) contract rights, and (iv) fixed assets and other assets. One of the Company's directors is a shareholder at YGBFKM.

Interest is charged at the prime rate plus 1% (4.25% at December 31, 2009). The term of the agreement shall continue until the latest of (a) 60 days after either party provides written notice of termination to the other; provided, however that YGBFKM may not provide notice until one year after the expiration or termination of all licenses, distribution agreements or other contracts to sell or distribute goods to which YGBFKM are a party; and (b) that all liabilities are irrevocably paid in full. It is intended by both the Company and YGBFKM that as long as the Company has a need for third party financing, the agreement shall continue. The agreement is also personally guaranteed by the Company's Chief Executive Officer.

7.	EQUITY

During the year ended December 31, 2009 the following shares of common stock were issued:

(a) The Company had various private placement programs issuing a total of 94,180,893 shares of common stock for cash raised of approximately $6,000,000. Of this total, $165,000 was recorded as a subscription receivable and is included in prepaid expenses and other current assets at December 31, 2009 as the cash was received in May 2010.

(b) The Company issued 4,512,933 shares of common stock for final settlement of a promissory note of approximately $40,000 plus accrued interest of approximately $5,000.

(c) The Company issued 15,435,191 shares of common stock for settlement of various accounts payable and accrued expenses of approximately $671,000. Included in this total is 10,968,625 shares of common stock issued to directors and officers of the Company for amounts owed of approximately $411,000.

(d) The Company issued 43,335,273 shares of common stock as share-based compensation of approximately $4,325,000. Included in this total was the following:

6,500,000 shares of common stock valued at $650,000 in connection with the issuance of the YGBFKM loan agreement (see Note 6). Of this total 1,500,000 shares of common stock valued at $150,000 were issued to a director of the Company,

23,500,000 shares of common stock valued at $3,055,000 in connection with retention bonus’ in the employment agreements of three directors and officers of the Company,

980,273 shares of common stock valued at approximately $49,000 issued in exchange for warehousing fees to a company owned by a director of the Company,

F-13.

TOTAL APPAREL GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009

7,500,000 shares of common stock valued at $300,000 issued to six directors for board of director fees for the year ended December 31, 2009.

During the year ended December 31, 2008 the following shares of common stock were issued:

(a) The Company had various private placement programs issuing a total of 1,703,203 shares of common stock for cash raised of $461,000. Of this total $275,000 was received during the year ended December 31, 2007,

(b) The Company issued 590,000 shares of common stock to the former shareholders of IAG valued at approximately $44,000 in connection with the previous acquisition which occurred during 2006,

(c) The Company issued 7,165,027 shares of common stock as repayment of two promissory notes of approximately $60,000 plus accrued interest of $22,000,

(d) The Company issued 6,227,587 shares of common stock for settlement of various accounts payable and accrued expenses of approximately $503,000. Included in this total is 3,856,423 shares of common stock issued to two directors and officers of the Company for amounts owed of approximately $289,000.

(e) The Company issued 24,799,761 shares of common stock as share-based compensation of approximately $792,000. Included in this total was the following:

443,334 shares of common stock valued at $52,000 to a director of the Company, who was a former officer, for consulting and compensation expenses earned in the year ended December 31, 2008,

200,003 shares of common stock valued at $15,000 issued to five directors for board of director fees for the year ended December 31, 2008,

6,396,192 shares of common stock valued at approximately $90,000 issued to a director and officer of the Company as compensation for the year ended December 31, 2008.

Changes in oustanding warrants during the years ended December 31, 2009 and 2008 are as follows:

	2009	2008
Balance, January 1	369,861	617,500
Issued	-	369,861
Expired	(369,861)	(617,500)
Balance, December 31	-	369,861

The warrants that expired during the years ended December 31, 2009 and 2008 are related to private placements and shares of common stock sold during the years ended December 31, 2008 and 2007. They had exercise prices of either $4.50 or $7.50 and all expired in one year from the date issued.

8.	NON-RECURRING EXPENSES AND DISCONTINUED OPERATIONS

(a) Non-Recurring Expenses

Non-recurring expenses for the year ended December 31, 2009 consisted of approximately $3,055,000 in connection with the issuance of shares of common stock to three directors and officers of the Company for retention bonus' per their employment agreements (see Note 7) and approximately $4,807,000 of marketing expenses related to two consulting companies that helped the Company raise $5,500,000 of proceeds from the sale of common stock. Non-recurring expenses for the year ended December 31, 2008 consisted of a $2,500,000 expense in connection with the Accelerant transaction (see Note 6).

F-14.

TOTAL APPAREL GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009

(b) Discontinued Operations

Amounts included in discontinued operations represent gains on note settlements from liabilities of IAG, which was discontinued in 2007. The gain for the year ended December 31, 2009 of approximately $279,000 consisted of the gain on settlement of the note payable to Platinum (see Note 4). The gain for the year ended December 31, 2008 consisted of approximately $51,000 of a note payable to a third-party and approximately $295,000 for various old accounts payable that were determined to no longer be due.

9.	NET LOSS PER SHARE

The Company’s calculation of basic and diluted net loss per share are as follows:

	2009	2008

Denominator for loss per share:

Denominator for basic loss per share weighted average shares outstanding	92,913,407	11,364,167

Assumed exercise of potential common shares	-	-

Denominator for diluted loss per share	92,913,407	11,364,167

All warrants outstanding during the years ended December 31, 2009 and 2008 (see Note 7) were not included since their exercise prices exceeded the average market price of the common stock during the respective periods.

10. INCOME TAXES

The Company accounts for income taxes under the asset and liability method in accordance with ASC 740, “Income Taxes”. Deferred income taxes reflect the future tax consequences of differences between the tax bases of assets and liabilities and their financial reporting amounts at year-end. The Company periodically reviews its historical and projected taxable income and considers available information and evidence to determine if it is more likely than not that a portion of the deferred tax assets will be realized. A valuation allowance is established to reduce the deferred tax assets to the amount that is more likely than not to be realized. As of December 31, 2009, based upon its evaluation of historical and projected results of operation and the current business environment, the Company recorded a full valuation allowance on its deferred tax assets. The valuation allowance was increased by approximately $4,765,000 to $9,760,000 at December 31, 2009 from $4,995,000 at December 31, 2008 due to the Company’s current year net operating loss and other changes in deferred tax assets. If the Company determines that it is more likely than not that a portion of the deferred tax assets will be realized in the future, that portion of the valuation allowance will be reduced and the Company will provide for an income tax benefit in its statement of operations at its effective tax rate.

The Company has experienced losses since inception. As of December 31, 2009, the Company has a federal net operating loss (NOL) of approximately $21,278,000 - which will expire between fiscal 2019 and 2029. Some portion of the NOL may be subject to further limitation pursuant to section 382 of the Internal Revenue Code.

The Company’s deferred tax assets are as follows at December 31, 2009:

Net operating loss carry forwards	$8,511,000
Accrued expenses	683,000
Legal claim	351,000
Other	215,000
9,760,000
Valuation allowance	(9,760,000)
Net deferred tax asset	$-

F-15.

TOTAL APPAREL GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009

The Company’s reconciliation of the provision for income taxes from the statutory rate to the effective rate for the years ended December 31, 2009 and 2008 is as follows:

	2009	2008
Statutory U.S. federal tax rate	35.0%	35.0%
Surtax benefit	(1.0)	(1.0)
Change in valuation allowance	(34.0)	(34.0)
Effective tax rate	0.0%	0.0%

The Company adopted various provisions of ASC 740, "Income Taxes," effective January 1, 2009, and the adoption did not have a material impact on the consolidated financial statements. The Company classifies any interest and penalty payments or accruals within operating expenses on the financial statements. There were no accruals of interest and penalties, nor were there any unrecognized tax benefits at the date of adoption through December 31, 2009. The Company's has not filed its federal and state income tax returns since 2002 but is currently in the process of completing them, therefore returns from 2003 are still subject to review.

11. RELATED PARTY TRANSACTIONS

The Company uses an outside warehouse in California that is owned by a director of the Company. The Company pays rent (on a month-to-month basis) and warehousing fees based upon monthly activity. During the year ended December 31, 2009, the Company recorded approximately $72,000 in rent and warehousing fees to this company of which $49,000 was paid through issuance of common stock (see Note 7) and $23,000 is included in accrued expenses at December 31, 2009. There were no expenses recorded to this entity during 2008.

The Company also issued 1,500,000 shares of common stock to a director of the Company in connection with the YGBFKM loan agreement (see Notes 6 and 7)

In addition, during the years ended December 31, 2009 and 2008, the Company issued various amounts of shares to officers and directors as compensation (see Note 7). Amounts due as of December 31, 2009 are included in Note 5.

12. COMMITMENTS AND CONTINGENCIES

(a) Operating Leases:

The Company leases office space under a non-cancelable operating lease agreement which expires in 2016 and is personally guaranteed by the Company’s Chief Executive Officer. In addition, the Company has a month-to-month lease for warehouse space in California (see Note 11). Rent expense for the year ended December 31, 2009 was approximately $126,000. There was no rent expense during the year ended December 31, 2008.

The minimum aggregate rental commitments at December 31, 2009 are as follows:
2010	$118,000
2011	145,000
2012	150,000
2013	154,000
2014	164,000
Thereafter	229,000

Total commitments	$960,000

F-16.

TOTAL APPAREL GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009

(b) Royalties

(i) FIFA

In February 2009 Active entered into an exclusive agreement with Global Brands (“GB”) to distribute apparel and various accessories using the FIFA brand in the United States of America and its territories. Under the terms of the agreement, Active shall pay GB a royalty fee ranging from 12-18% of net sales depending upon the type of FIFA mark used (“Revenue Commission Share”). In addition Active shall commit to buying a minimum of 50% of the purchase plan commitment as defined in the agreement ("Minimum Purchase Commitment"). In the event that Active does not meet the Minimum Purchase Commitment in any license year during the term of the agreement, Active shall pay GB the shortfall of the Revenue Commission Share that would be payable as if Active had purchased the Minimum Purchase Commitment. If Active does not meet 75% of the Minimum Purchase Commitment in any given year (for clarity 75% of the 50% purchase commitment), GB shall be entitled in its sole discretion to convert Active's rights (to the extent it is exclusive) to a non exclusive right. If Active does not meet 75% of the Minimum Purchase Commitment for any 2 consecutive calendar years, GB may immediately terminate the agreement. During the year ended December 31, 2009, Active did not meet 75% of the Minimum Purchase Commitment and GB has notified the Company that their rights are now non-exclusive until further notice.

The term of the agreement will continue until December 31, 2011. GB shall in good faith discuss with Active the terms of renewal not less than 12 months prior to the end date of the agreement. Active agrees that any renewal shall be conditional on Active meeting certain minimum targets including, but not limited to, the targets set out in its business plan.

(ii) Kappa

In 2009, Kappa entered into a license agreement with BasicNet Spa and Basic Properties Inc. (together “Basic”) to distribute apparel using the Kappa and Kappa Di Robe brands in the United States of America, its territories and Canada. Under the agreement, Kappa shall pay a non- refundable entry fee of $76,650 payable in quarterly installments over the term of the agreement as well as royalties ranging from 6-7.5% of net sales. In addition, the agreement contains minimum royalties and a minimum advertising contribution over the term of the agreement which expires on December 31, 2012.

Total royalty and advertising expenses for the year ended December 31, 2009 relating to the above agreements was approximately $639,000. There were no expenses related to these agreements for the year ended December 31, 2008. The minimum aggregate royalty and advertising commitments for the above agreements at December 31, 2009 are as follows:
2010	$1,395,000
2011	1,686,000
2012	1,377,000

Total commitments	$4,458,000

(c) Employment Agreements

The Company has employment agreements with a director, two director/officers and one employee that expire through 2014. At December 31, 2009, future commitments consist of the following:
2010	$635,000
2011	460,000
2012	460,000
2013	460,000
2014	115,000

Total commitments	$2,130,000

F-17.

TOTAL APPAREL GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009

(d) Letters of Credit

At December 31, 2009, Kappa had an outstanding letter of credit for the purchase of merchandise from HFS of approximately $88,000 which expired in March 2010.

The Company also has a standby letter of credit as security for its lease agreement (see above) of approximately $58,000 with a third party which is secured by YGBFKM (see Note 6).

(e) Litigation:

The Company has recorded liabilities related to three legal claims – see Note 4, Due to Clifford Grossman, Legal Claim Payable and Note Payable – Platinum above.

The Company is subject to various other claims and contingencies in the ordinary course of its business, including those related to litigation, business transactions, employee related matters and taxes, and others. We currently do not believe, based upon information available at this time, that these matters will have a material adverse effect on our consolidated financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

13. SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the date the financial statements were issued, and has concluded that no such events or transactions took place, which would require a disclosure herein, except as mentioned below.

(i)  Clifford Grossman Settlement

In May 2010, the Company and Clifford Grossman entered into a settlement stipulation whereby the debt outstanding (see Note 4) would be reduced to $450,000 payable in shares of common stock. The common stock shall be issued in installments from May 2010 until January 1, 2011. As of May 2010, the Company has not issued shares in accordance with this settlement and is currently in default of the agreement.

(ii) Platinum Settlement

In June 2010, the Company assigned $170,000 of the remaining Platinum note (see Note 4) to Redwood Management, LLC (see below) who settled this note on our behalf.

(iii) Redwood Management, LLC

In May 2010, the Company entered into a convertible debenture agreement with Redwood Management, LLC (“Redwood”) whereby Redwood agreed to assume debt of the Company up to $300,151. The debenture is due on May 31, 2011 unless earlier converted by Redwood into shares of common stock as defined in the agreement.

In June 2010, the Company borrowed $50,000 from Redwood and entered into a 12% convertible debenture agreement which is due on June 25, 2011 unless earlier converted by Redwood into shares of common stock as defined in the agreement.

F-18.

TOTAL APPAREL GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009

(iv)  Avalon raising of funds

In May 2010, the Company entered into a Securities Purchase Agreement with two investors to purchase 14 shares of Series A 10% Convertible Preferred Stock (“Series A Preferred Stock”) at $10,000 per share, raising total gross proceeds of $140,000. The Company has authorized a total of 300 shares of Series A Preferred Stock for this agreement. The investors also received a five year warrant to purchase up to an aggregate of 9,333,333 shares of common stock at an exercise price of $0.015 per share. The shares are convertible at any time by the holder into a number of shares equal to the stated value divided by the conversion price of $0.015 subject to limitations as defined in the agreement. Avalon Securities Ltd. (“Avalon”) acted as placement agent in the transaction. Upon the closing, the Company owed Avalon approximately $11,000 in cash commissions and issued to Avalon and its designees five year warrants to purchase an aggregate of 746,667 shares of common stock at an exercise price of $0.015 per share.

(v)  Accelerant agreement

In July 2010, the Company entered into an Exchange Agreement with Accelerant (see Note 6) to convert the $2,500,000 note into 250 shares of Series B 8% Convertible Preferred Stock (“Series B Preferred Stock”), each with a stated value of $10,000. The shares are convertible at any time subject to limitations as defined in the agreement, by the holder into a number of shares equal to the stated value divided by the conversion price, which is defined as 90% of the average of the daily volume weighted average price of the Company’s common stock for the ten trading days prior to the conversion date. In addition, the agreement contains a special redemption feature whereby upon the earlier of September 30, 2010 or the date the Company’s Form 10 Registration Statement is declared effective the Company may elect to redeem up to 100 shares of the Series B Preferred Stock (worth $1,000,000) for $1,000.

F-19.

TOTAL APPAREL GROUP INC.
CONSOLIDATED BALANCE SHEETS

	June 30	December 31
	2010	2009
	(Unaudited)	(Audited)
ASSETS

CURRENT ASSETS
Cash	$13,228	$29,108
Accounts receivable, net	7,142	133,099
Due from factor, net	-	372,740
Inventory	79,558	76,708
Prepaid expenses and other current assets	55,592	8,369
Subscription receivable	-	165,000

TOTAL CURRENT ASSETS	155,520	785,024

PROPERTY & EQUIPMENT, NET	38,458	12,782

TOTAL ASSETS	$193,978	$797,806

LIABILITIES

CURRENT LIABILITIES
Revolving credit facilities and current portion of long term debt	$1,529,319	$1,946,461
Accounts payable and accrued expenses	3,336,707	2,050,795

TOTAL CURRENT LIABILITIES	4,866,026	3,997,256

LONG TERM DEBT	2,999,960	2,999,960

DEFERRED LEASE LIABILITY	56,225	28,903

TOTAL LIABILITIES	7,922,211	7,026,119

COMMITMENTS & CONTINGENCIES

STOCKHOLDERS' DEFICIENCY

PREFERRED STOCK, $0.001 par value; authorized 100,000,000 shares; issued and outstanding, 14 shares of Series A 10% Convertible Preferred Stock at June 30, 2010 and none at December 31, 2009.	-	-

COMMON STOCK, $0.001 par value; authorized 900,000,000 shares; issued and outstanding, 291,884,417 shares at June 30, 2010 and 201,487,131 shares at December 31, 2009.	291,884	201,487

ADDITIONAL PAID-IN CAPITAL	38,797,557	37,099,831

ACCUMULATED DEFICIT	(46,817,674)	(43,529,631)

TOTAL STOCKHOLDERS' DEFICIENCY	(7,728,233)	(6,228,313)

TOTAL LIABILITIES & STOCKHOLDERS' DEFICIENCY	$193,978	$797,806

See Accompanying Notes to the Consolidated Financial Statements (Unaudited)

F-20.

TOTAL APPAREL GROUP INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	For the Three Month Ended		For the Six Months Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
NET SALES	$27,925	$-	$64,448	$-

COST OF GOODS SOLD	372,536	5,894	453,613	6,294

GROSS LOSS	(344,611)	(5,894)	(389,165)	(6,294)

EXPENSES
SELLING, GENERAL & ADMINISTRATIVE	1,046,085	700,102	2,049,283	1,908,018
NON-RECURRING EXPENSES (Note 8)	388,278	4,265,144	819,388	4,576,471
LOSS ON DEBT EXTINGUISHMENT (Note 4)	39,842	-	39,842	-
GAIN ON WARRANT LIABILITY (Note 7)	(7,951)	-	(7,951)	-

TOTAL OPERATING EXPENSES	1,466,254	4,965,246	2,900,562	6,484,489

LOSS FROM OPERATIONS	(1,810,865)	(4,971,140)	(3,289,727)	(6,490,783)

INTEREST EXPENSE	54,698	40,594	105,276	73,309

LOSS FROM CONTINUING OPERATIONS	(1,865,563)	(5,011,734)	(3,395,003)	(6,564,092)

INCOME FROM DISCONTINUED OPERATIONS (Note 8)	158,855	-	168,390	-

NET LOSS	(1,706,708)	(5,011,734)	(3,226,613)	(6,564,092)

PREFERRED STOCK DIVIDEND	61,430	-	61,430	-

NET LOSS APPLICABLE TO COMMON SHAREHOLDERS	$(1,768,138)	$(5,011,734)	$(3,288,043)	$(6,564,092)

Net loss per common share, basic & diluted
From continuing operations	$(0.01)	$(0.07)	$(0.01)	$(0.12)
From discontinued operations	-	-	-	-
Net loss	$(0.01)	$(0.07)	$(0.01)	$(0.12)

WEIGHTED AVERAGE NUMBER OF SHARES OUSTANDING, basic & diluted	265,624,262	67,291,197	242,561,120	57,074,450

See Accompanying Notes to the Consolidated Financial Statements (Unaudited)

F-21.

TOTAL APPAREL GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	For the six months ended June 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(3,226,613)	$(6,564,092)

Adjustments to reconcile net loss to net cash used in operating activities:
Provision for doubtful accounts	4,083	-
Amortization expense	2,824	-
Non-cash accrued interest on long-term debt	96,943	73,709
Deferred rent	27,322	12,986
Share-based compensation	50,000	2,437,500
Loss on debt extinguishment	39,842	-
Unrealized gain on warrant liability	(7,951)	-
Gain on note settlement	(168,390)	-
Change in operating assets and liabilities:
Accounts receivable	121,874	-
Due from factor	372,740	-
Inventory	(2,850)	(594,080)
Other current assets	3,777	39,500
Accounts payable and accrued expenses	1,513,845	3,042,976

Net cash used in operating activities	(1,172,554)	(1,551,501)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment	(28,500)	-
Cash transferred into escrow account	(51,000)	-

Net cash used in investing activities	(79,500)	-

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds on long-term debt	50,000	399,984
Repayment of long-term debt	(315,112)	-
Preferred stock issued for cash	103,800	-
Common stock issued for cash	1,232,486	1,440,121
Proceeds from subscription receivable	165,000	-

Net cash provided by financing activities	1,236,174	1,840,105

NET (DECREASE) INCREASE IN CASH	(15,880)	288,604
CASH :
Beginning of period	29,108	-
End of period	$13,228	$288,604

See Accompanying Notes to the Consolidated Financial Statements (Unaudited)

F-22.

TOTAL APPAREL GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2010
(Unaudited)

1.	ORGANIZATION AND BUSINESS

Total Apparel Group Inc. (“TAG”) was incorporated in July 2008 as a Nevada Corporation and a wholly-owned subsidiary of Total Luxury Group, Inc. (“TLG”) (an Indiana corporation). In August 2008, TAG was merged with and into TLG, with TAG being the surviving corporation. The merger agreement transferred all assets, liabilities, common stock, options, warrants, etc. as well as the board of directors to TAG. In addition, the merger agreement transferred the ownership of TLG’s wholly-owned subsidiary, International Apparel Group Inc. (“IAG”), who has not had any operations since the end of 2007 and has accordingly, been accounted for as discontinued operatons (see Note 8).

In 2009, TAG formed two new subsidiaries, Active Apparel Group Inc. (a Florida charter) (“Active”) which has commenced operations using the license of FIFA for the United States of America and Kappa North America Inc. (a Florida charter) (“Kappa”) which has commenced operations using the license of Kappa and Kappa Di Robe. In addition, TAG formed two other subsidiaries, Total Retail Ventures, Inc. and Total Licensing, Inc. which have both had no activity since inception.

TAG and its subsidiaries (collectively, “the Company”) are wholesale distributors of branded fashion basic apparel. The Company sells its products primarily to retailers in the United States of America and Canada.

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and six months ended June 30, 2010 are not necessarily indicative of the results that may be expected for the year ending December 31, 2010 or any other period. The balance sheet at December 31, 2009 has been derived from the audited financial statements at that date. For further information, refer to the consolidated financial statements and footnotes for December 31, 2009 included elsewhere within this filing.

2.	GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company has experienced continuing losses, has a working capital deficit of approximately $4,711,000 at June 30, 2010, has accumulated losses of approximately $46,818,000 since inception, has had recurring negative cash flows from operations and does not have sufficient resources to accomplish its objectives during the next twelve months. These conditions raise substantial doubt about the ability of the Company to continue as a going concern. The financial statements do not include adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should the Company be unable to continue in operation. The Company’s present plans, the realization of which cannot be assured, to overcome these difficulties include, but are not limited to, continued negotiations to settle old outstanding liabilities, new financing alternatives, additional private placements and other equity financing alternatives by way of preferred stock issuances.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of TAG and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated upon consolidation.

F-23.

TOTAL APPAREL GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2010
(Unaudited)

Accounts Receivable

The Company extends credit to its customers based upon an evaluation of the customer’s financial condition and credit history. The Company’s accounts receivable is net of an allowance for doubtful accounts of $39,000 and $35,000 at June 30, 2010 and December 31, 2009, respectively. An allowance for doubtful accounts is determined through the analysis of the aging of accounts receivable at the date of the financial statements. An assessment of the accounts receivable is made based on historical trends and an evaluation of the impact of economic conditions. Management believes its allowance for doubtful accounts to be appropriate, and actual results should not differ materially from those determined using necessary estimates. However, if the financial condition or the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Due from Factor

Kappa and Active have factoring agreements with Coral Capital Solutions LLC (“Coral”) which expire in June and November 2011, respectively, with automatic annual renewals thereafter. The factoring agreements are non-recourse whereby Coral, based on credit approved orders, assumes the accounts receivable risk of the Company’s customers in the event of insolvency or non payment. All other receivable risks for customer deductions that reduce the customer receivable balances are retained by the Company, including, but not limited to, allowable customer markdowns, operational chargebacks, disputes, discounts and returns. These deductions, totaling approximately $0 and $6,000 at June 30, 2010 and December 31, 2009, respectively, have been recorded as a reduction of amounts due from factor. The Company receives payment on factored receivables from Coral as of the earlier of: a) four business days after the day on which payment is received by Coral; or b) the date of the customer’s longest maturity if the customer is in a bankruptcy or insolvency proceedings. The Company can borrow against these receivables prior to payment by the customer (see Note 4).

Inventory

Inventory, which consists entirely of finished goods at June 30, 2010 and December 31, 2009, is stated at the lower of cost or market. Cost is primarily determined on the first in, first out (FIFO) method. The Company identifies potentially excess and slow moving inventory by evaluating turn rates, inventory levels and other factors. Excess quantities are identified through evaluation of the inventory aging, review of inventory turns and historical sales experiences. The Company provides lower of cost or market reserves for such identified excess and slow moving inventory. At June 30, 2010 and December 31, 2009, the Company had a lower of cost or market reserve for excess and slow moving inventory of approximately $265,000 and $252,000, respectively. While management believes its reserves to be appropriate, the Company cannot guarantee that it will continue to experience the same level of losses in the future.

Income Taxes

Income taxes are accounted for under an asset and liability approach that requires the recognition of deferred income tax assets and liabilities for the expected future consequences of events that have been recognized in the Company’s financial statements and income tax returns. The Company provides a valuation allowance for deferred income tax assets when it is considered more likely than not that all or a portion of such deferred income tax assets will not be realized.

F-24.

TOTAL APPAREL GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2010
(Unaudited)

Fair Value of Financial Instruments

The Company believes the carrying amounts of cash, accounts receivable, accounts payable, accrued expenses, revolving credit facilities and current portion of long term debt approximate fair value due to their short term maturity. The Company did not estimate the fair value of the long term debt owed to YGBFKM LLC (see Note 6) which charges interest at the prime rate because (i) these related party instruments are not traded and, therefore, no quoted market prices exist upon which to base an estimate of fair value and (ii) there are no readily determinable similar instruments on which to base an estimate of fair value. In addition, the Company believes that the relationship it has developed and maintained with YGBFKM LLC and the accommodations that the Company has received from them are factors that also contribute to the impracticality in estimating fair value. The Company did not estimate the fair value of the long term debt owed to Accelerant (see Note 6) which does not charge interest because (i) this instrument is not traded and, therefore, no quoted market prices exist upon which to base an estimate of fair value and (ii) there are no readily determinable similar instruments on which to base an estimate of fair value

Fair Value Measurements

The Company measures fair value in accordance with FASB ASC 820 “Fair Value Measurements and Disclosures”, which provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of fair value hierarchy under ASC 820 are Level 1 inputs which utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access, Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly and may also include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates, foreign exchange rates, and yield curves that are observable at commonly quoted intervals, and Level 3 inputs are unobservable inputs for the asset or liability, which is typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

Revenue Recognition

The Company recognizes sales when title and risk of loss have transferred to the customer, there is persuasive evidence of an arrangement, the sales price is fixed or determinable and collectability is reasonably assured. Sales are recorded at the time the product is either picked up by or shipped to the customer. The Company’s net sales represent gross sales invoiced to customers, less certain related charges for discounts, returns, and other promotional allowances, and are recorded net of sales or value added tax. Allowances provided for these items are presented in the consolidated financial statements primarily as reductions to net sales.

Share-Based Compensation

The Company accounts for its share-based compensation in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 718 – “Compensation – Stock Compensation.” Accordingly, the Company recognizes compensation expense equal to the fair value of vested stock awards at the time of the grant as the awards generally do not require a service period.

F-25.

TOTAL APPAREL GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2010
(Unaudited)

Net Income (Loss) Per Share

Basic net income (loss) per share is computed by dividing net income (loss) applicable to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share also includes the dilutive effect of potential common shares during the period from warrants, Series A Preferred Stock and debenture liabilities using the treasury stock method. Since the Company incurred a loss in all periods presented, all potentially dilutive securities were excluded from the computation of diluted income per share because the effect of including them is anti-dilutive.

Supplemental Disclosure of Non-Cash Investing and Financing Transactions

There was no cash paid for income taxes during the six months ended June 30, 2010 or 2009. During the six months ended June 30, 2010, the Company paid approximately $8,000 for interest. There was no interest paid during the six months ended June 30, 2009.

During the six months ended June 30, 2010, the Company had the following non-cash investing and financing activities:

(a) Partially repaid two notes payable of approximately $172,000 and accounts payable and accrued expenses of approximately $254,000 through the issuance of 8,458,764 and 7,168,332 shares of common stock, respectively (see Note 7)

(b) Issued shares of common stock for cash of $10,000 that was received during 2009 and received $165,000 of a subscription receivable recorded during 2009

(c) Allocated approximately $80,000 of proceeds from the issuance of preferred stock to a derivative warrant liability (see Note 7)

(d) Allocated approximately $60,000 of the remaining proceeds from the issuance of preferred stock to the beneficial conversion feature of those shares (see Note 7)

(e) Accrued a preferred stock dividend of approximately $1,000 (see Note 7)

(f) Recorded an additional dividend on preferred stock of approximately $60,000 upon the earliest conversion date of the holders of these shares (see Note 7)

(g) Transferred approximately $82,000 of accounts payable and accrued expenses to the current portion of long-term debt upon assignment to debenture holder (see Note 4)

During the six months ended June 30, 2009, the Company had the following non-cash investing and financing activities:

(a) Repaid a note payable of $40,000 and accounts payable and accrued expenses of approximately $167,000 through the issuance of 4,000,000 and 1,666,666 shares of common stock, respectively (see Note 7)

(b) Issued 480,000 shares of common stock valued at $96,000 that was recorded as a prepaid expense and is being expensed over the life of the consulting contract.

F-26.

TOTAL APPAREL GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2010
(Unaudited)
The following Accounting Standards Updates ("ASU") were issued since the Company's year end, December 31, 2009:

ASU 2009-17 - "Consolidations (Topic 810) - Improvements to Financial Reporting by Enterprises Involved With Variable Interest Entities" - this is effective at the start of a reporting entity's first fiscal year beginning after November 15, 2009. The Company adopted this guidance effective January 1, 2010 and the adoption did not have a material impact on the Company's consolidated financial condition and results from operations.

ASU 2010-06 - "Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements" - this is effective for interim and annual reporting periods beginning after December 15, 2009, except for certain disclosures which are effective for fiscal years beginning December 15, 2010 and for interim periods within those fiscal years. The Company adopted this guidance effective January 1, 2010 and the adoption did not have a material impact on the Company's consolidated financial condition and results from operations.

ASU 2010-13 - "Stock Compensation (Topic 718): Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades" - this is effective for fiscal years, and interim periods within those years. beginning after December 15, 2010. This guidance will be effective January 1, 2011 and is not expected to have a material impact on the Company's consolidated financial condition and results from operations.

4.	REVOLVING CREDIT FACILITIES AND CURRENT PORTION OF LONG TERM DEBT

Revolving credit facilities and current portion of long-term debt consist of the following:
	June 30	December 31
	2010	2009
Due to Factor (see a)	$2,283	$283,595
Due to Hartsko Financial (see b)	-	28,800
Due to Clifford Grossman (see c)	400,000	565,575
Legal claim (see d)	907,036	878,491
Note payable - Platinum (see e)	-	190,000
Debentures Payable Redwood (see f)	220,000	-

	$1,529,319	$1,946,461

(a) Due to Factor

As described in Note 3, in June and November 2009, the Company entered into factor agreements with Coral. Under the agreements, Coral will advance Active and Kappa a percentage of the approved receivables, as defined in the agreement. In addition, a factoring commission based on various rates is charged on the gross face amount of all accounts with minimum fees as described in the agreement. The agreement is collateralized by a first priority lien on substantially all the assets of both Active and Kappa.

(b) Due to Hartsko Financial

In June 2009, Kappa entered into an agreement with Hartsko Financial Services, LLC ("HFS") to provide funding to purchase goods from various suppliers by use of letters of credit and/or cash. On each funding, HFS takes a direct first security on the merchandise being purchased as well as control over the specific sales order. Once shipment has been made to the customer, HFS shall seek immediate payment via Coral or the Company depending on the transaction agreed upon. The agreement includes fees on initial funding at 3% for the first 30 days or a portion thereof from the time the funding is made until HFS is paid in full. In the event HFS is not paid within 30 days, an additional 1% shall be incurred each 10 days, or portion thereof, on the highest outstanding balance during the 10 days until HFS is paid in full. HFS, in its sole discretion, shall approve all purchases. If conventional letter of credit financing is used, the HFS rates may be adjusted. The agreement is guaranteed by TAG.

F-27.

TOTAL APPAREL GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2010
(Unaudited)

(c) Due to Clifford Grossman

The amount owed to Clifford Grossman is from a prior debt owed by IAG (the now inactive subsidiary of TAG) and is therefore a liability of discontinued operations. The original amount was $350,000 plus interest at 15% per annum, compounded annually. As of December 31, 2009, accrued interest included in the total amount due was approximately $216,000.

In May 2010, the Company and Clifford Grossman entered into a settlement stipulation whereby the debt would be reduced to $450,000 payable in shares of common stock with $50,000 of shares due upon execution of the settlement, $25,000 of shares due on May 1, and June 1, 2010 and $50,000 of shares due on the 1st day of each month beginning on July 1, 2010 through January 1, 2011. The number of shares issuable at each date is based on the lesser of a) the weighted average monthly closing price, as defined in the agreement, less 20% or b) the share price on the last day of the calculation period. Upon each issuance of shares, the difference between the price used under the formula above and the actual fair market price of the stock will be recognized in operations as a loss on extinguishment of debt.

In May 2010, the Company recorded a gain on note settlement of approximately $144,000 (See Note 8) based upon the above settlement and issued 2,990,431 shares of common stock in regards to the $50,000 payment due upon execution. Based on the fair market value price of the stock on that date, the Company also recognized a loss on extinguishment of debt of approximately $12,000. The Company has not issued any further shares under this settlement and is currently in default of the agreement.

(d) Legal claim

The legal claim payable represents a judgment against a former subsidiary of the Company in the amount of approximately $519,000 plus interest at 11% per annum, which was rendered by a court in the State of Florida in 2003. As of June 30, 2010 and December 31, 2009 accrued interest included in the total legal claim payable was approximately $390,000 and $343,000, respectively. It is management's belief that the creditor of the former subsidiary should have filed this action against the former subsidiary. The case has been dormant for a number of years and it is believed that the plaintiff may no longer be in business. Should the case become active, it is difficult to ascertain what the outcome might be.

(e) Note payable - Platinum

In 2007, IAG entered into a factoring agreement with Platinum Funding Services Group, Inc. (“Platinum”) whereby as of January 1, 2008, IAG owed Platinum approximately $479,000 which is therefore considered a liability of discontinued operations. In October 2009, the Company reached a settlement for a reduction of the total debt to $200,000 resulting in a gain on note settlement of approximately $279,000 during the fourth quarter of the year ended December 31, 2009.

Since the October 2009 settlement, the Company paid $15,000 in cash to Platinum and then in June 2010, the Company assigned $170,000 of the remaining note to Redwood Management, LLC (see below). Upon this assignment, the Company recognized a gain of $15,000 upon settlement and there are no longer amounts due to Platinum.

F-28.

TOTAL APPAREL GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2010
(Unaudited)

(f) Debenture payable - Redwood

In May 2010, the Company entered into a convertible debenture agreement with Redwood Management, LLC (“Redwood”) whereby Redwood agreed to assume debt of the Company up to $300,151. The debenture is due on May 31, 2011 unless earlier converted by Redwood into shares of common stock. The number of shares issuable at each elected conversion date was based on the higher of a) 50% of the lowest closing bid price for 20 trading days prior to conversion or b) $.015 and was later agreed by both parties to be changed to just 50% of the lowest closing bid price for 20 trading days prior to conversion. As of June 30, 2010, the Company assigned Redwood approximately $252,000 of debt. In June 2010, Redwood converted debt of approximately $82,000 into 5,468,333 shares of common stock at $.015. Upon each issuance of shares, the difference between the price used under the formula above and the actual fair market price of the stock will be recognized in operations as a loss on extinguishment of debt. Based on the fair market value price of the stock on the conversion date, the Company recognized a loss on extinguishment of debt of approximately $27,000.

In June 2010, the Company borrowed $50,000 from Redwood and entered into a 12% convertible debenture agreement which is due on June 25, 2011 unless earlier converted by Redwood into shares of common stock. The number of shares issuable at each elected conversion date is also based on 50% of the lowest closing bid price for 20 trading days prior to conversion.

5.	ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of the following:

	June 30	December 31
	2010	2009
Accounts payable	$457,247	$288,073
Amounts due to directors and officers	489,978	198,399
Accrued payroll and commissions	587,690	629,010
Accrued royalties	1,074,920	515,266
Miscellaneous accrued expenses	563,726	385,094
Warrant liability	86,605	-
Accrued interest	76,541	34,953

	$3,336,707	$2,050,795

6.	LONG TERM DEBT

Long term debt consists of the following:

	June 30	December 31
	2010	2009
Accelerant Partners LLC (see a)	$2,500,000	$2,500,000
YGBFKM LLC (see b)	499,960	499,960

	$2,999,960	$2,999,960

(a) Accelerant Partners LLC

On July 1 2008, the Company entered into a Mutual Rescission and Release Agreement (the (“Rescission Agreement") with Accelerant Partners LLC ("Accelerant") to rescind the Common Stock Purchase Agreement entered into on March 7, 2008 (the "March Purchase Agreement") and the other related agreements, whereby the Company had purchased 38,000,000 shares of common stock of Petals Decorative Accents, Inc. ("Petals") from Accelerant in exchange for (i) a $19,000,000 promissory note, (ii) 85,000,000 shares of common stock and (iii) a warrant to purchase 100,000,000 shares of our common stock.

F-29.

TOTAL APPAREL GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2010
(Unaudited)

The Company and Accelerant agreed to enter into the Rescission Agreement because certain conditions and other terms of the March Purchase Agreement were not met, or differed materially from representations made at the time of the March Purchase Agreement, including with respect to the participation of co-investors in the transactions, the Company becoming a reporting company under the federal securities laws, and the Company being re listed for quotation on the Over the Counter Bulletin Board by June 1, 2008.

Pursuant to the Rescission Agreement, the parties also provided mutual releases to each other with respect to any claims related to the March Purchase Agreement. As consideration for these releases, Accelerant was to receive warrants to purchase 666,667 shares of the Company's common stock for five years from the date of the Rescission Agreement, at an exercise price of $0.45 per share, however these warrants were never issued. Accelerant was entitled to keep $2,500,000 of the promissory note. In July 2010, this promissory note was exchanged for Series B convertible preferred stock – see Note 11.

(b) YGBFKM LLC

In February 2009 the Company entered into a Loan and Security agreement with YGBFKM, LLC (“YGBFKM”) whereby YGBFKM made available a line of credit of $500,000. In consideration for the line of credit, the Company has granted a security interest by way of (i) accounts (ii) goods for sale, lease or other disposition, (iii) contract rights, and (iv) fixed assets and other assets. One of the Company's directors is a shareholder of YGBFKM.

Interest is charged at the prime rate plus 1% (4.25% at June 30, 2010). The term of the agreement shall continue until the latest of (a) 60 days after either party provides written notice of termination to the other; provided, however that YGBFKM may not provide notice until one year after the expiration or termination of all licenses, distribution agreements or other contracts to sell or distribute goods to which YGBFKM are a party; and (b) that all liabilities are irrevocably paid in full. It is intended by both the Company and YGBFKM that as long as the Company has a need for third party financing, the agreement shall continue. The agreement is also personally guaranteed by the Company's Chief Executive Officer.

7.	EQUITY

Common Stock

During the six months ended June 30, 2010, the following shares of common stock were issued:

(a) The Company had various private placement programs issuing a total of 73,936,857 shares of common stock for cash raised of approximately $1,272,000. Of this total, the Company issued shares of common stock for cash of $10,000 that was received during 2009 and received $165,000 of a subscription receivable recorded during 2009

(b) The Company issued 8,458,764 shares of common stock for partial settlement of the amounts due to Clifford Grossman and Redwood (see Note 4 above) of approximately $172,000

(c) The Company issued 7,168,332 shares of common stock for settlement of accounts payable and accrued expenses of approximately $254,000.

(d) The Company issued 833,333 shares of common stock as share-based compensation to a consultant valued at $50,000.

During the six months ended June 30, 2009, the following shares of common stock were issued:

(a) The Company had various private placement programs issuing a total of 12,705,935 shares of common stock for cash raised of approximately $1,442,000.

(b) The Company issued 4,000,000 shares of common stock for settlement of a promissory note of $40,000

F-30.

TOTAL APPAREL GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2010
(Unaudited)

(c) The Company issued 1,666,666 shares of common stock for settlement of accounts payable and accrued expenses of approximately $167,000

(d) The Company issued 20,730,000 shares of common stock as share-based compensation of approximately $2,534,000. Included in the total was the following:

6,500,000 shares of common stock valued at $650,000 in connection with the issuance of the YGBFKM loan agreement (see Note 6). Of this total, 1,500,000 shares of common stock valued at $150,000 were issued to a director of the Company.

13,500,000 shares of common stock valued at $1,755,000 in connection with retention bonuses in the employment agreements of three directors and officers of the Company. In addition, the Company also accrued $1,300,000 for shares which were issued subsequent to June 30, 2009 in connection with these bonuses

480,000 shares of common stock to a consultant valued at $96,000, which was recorded as a prepaid expense and is being expensed over the life of the consulting contract.

Preferred Stock

In April 2010, the Company set aside 300 shares of their authorized preferred stock for issuance as Series A 10% Convertible Preferred Stock (“Series A Preferred Stock”). Each share has an initial stated value of $10,000 and earns cumulative dividends at 10% per annum on the stated value which are payable quarterly in arrears in cash or, at the Company’s option, in shares of common stock, as defined in the agreement.

In May 2010 the Company sold 14 shares of the Series A Preferred Stock to two accredited investors for gross proceeds of $140,000. The shares are convertible at any time by the holder into a number of shares equal to the stated value divided by the conversion price of $0.015, subject to limitations as defined in the agreement. The holders are entitled to vote with the common stockholders as a single class on all matters. Each holder is entitled to the number of votes of common stock on an as converted basis for each share of Series A Preferred Stock’s stated value. Upon liquation of the Company for any reason, the holders are entitled to receive an amount equal to the stated value plus any accrued and unpaid dividends before any distribution or payment is made to any holders of junior securities. As of June 30, 2010, the liquidation preference of the Series A Preferred Stock was approximately $141,000.

In accordance with the securities purchase agreements, the Company is required to obtain a quotation of its shares of common stock on the over-the-counter bulletin board (“OTCBB”) within 180 days of closing otherwise the Company will be required to pay damages equal to 1.5% of the purchase price in cash or, at the holder’s option, in shares of common stock, as defined in the agreement, and amend the conversion price to the lower of a) the exiting conversion price or b) the price equal to 80% of the volume weighted-average price for the 10 trading days prior to the date they obtain the quotation. In addition, the Company’s senior executives have agreed to defer all past compensation owed as of the closing date (approximately $293,000 which is included in accounts payable and accrued expenses) until such time that (i) the Company has net income of greater than $2 million, (ii) the Company obtains quotation on the OTCBB and (iii) all required dividend payments are current and fully paid. Once the Company satisfies these requirements the Company can pay the senior executives amounts equal to 15% of the Company’s net income.

Upon 30 days notice, the Company may choose to redeem the shares at 110% of the stated value plus all accrued but unpaid dividends as long as the closing price of the Company’s common stock exceeds 200% of the conversion price (or $.03) for a period of 5 consecutive trading days with an average daily volume in excess of $100,000 per day and the Company obtains quotation on the OTCBB.

F-31.

TOTAL APPAREL GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2010
(Unaudited)

The investors also received five year warrants to purchase up to an aggregate of 9,333,333 shares of common stock at an exercise price of $0.015 per share (see below). Avalon Securities Ltd. (“Avalon”) acted as placement agent in the transaction. Upon the closing, the Company owed Avalon approximately $11,000 in cash commission and issued to Avalon and its designees five year warrants to purchase an aggregate of 746,667 shares of common stock at an exercise price of $0.015 per share. These warrants are identical to those received by the Series A Preferred Stockholders (see below).

The proceeds from the sale were allocated to the Series A Preferred Stock and the detachable warrants based on the relative fair value of each instrument on the date of issuance. The portion of the proceeds allocated to the warrants, approximately $80,000, was recorded as a warrant liability due to the terms of the warrants (see below) and is included in accounts payable and accrued expenses. The Company then computed the intrinsic value of the beneficial conversion feature of the Series A Preferred Stock which was determined to be greater than the proceeds allocated, approximately $60,000. Therefore the entire amount was allocated to the beneficial conversion feature which was recorded as an additional dividend to the preferred stockholders on the closing date since the holders are able to convert immediately.

Warrants

As of January 1, 2009 the Company had 369,861 warrants outstanding at an exercise price of $4.50 which all expired by September 2009.

During the three months ended June 30, 2010, the Company issued 10,080,000 warrants in connection with the Series A Preferred Stock (see above) with an exercise price of $.015. The warrants are immediately exercisable, subject to limitations as defined in the agreement, and expire on May 31, 2015. In addition, commencing on November 30, 2010, the holders may convert the warrants on a cashless basis.

These warrants contain a provision whereby if there is a certain type of fundamental transaction, as defined in the agreement, the warrant holders would be entitled to receive cash equal to the fair market value of the warrants as calculated under the Black-Scholes model, thereby creating a derivative instrument in accordance with FASB ASC 815 “Derivatives and Hedging”, which requires recognition of all derivatives on the balance sheet at fair value. The gain on warrant liability of approximately $8,000 for the three and six months ended June 30, 2010 reflects a non-cash mark-to-market adjustment for the derivative instrument liability. The Black-Scholes model uses inputs such as the underlying price of the shares issued when the warrant is exercised, volatility, risk free interest rate and expected life of the instrument. The fair value of the warrants at June 30, 2010 was determined by using the Black-Scholes model assuming a risk free interest rate of 1.79%, volatility of the Company's stock over a 100-day period, as per the agreement, of 188% and an expected life equal to the remaining contractual life of the warrants (May 2014). The Company has determined that the warrant derivative liability should be classified within Level 3 of the fair-value hierarchy by evaluating each input for the Black Scholes model against the fair-value hierarchy criteria and using the lowest level of input as the basis for the fair-value classification as called for in FASB ASC 820, “Fair Value Measurements and Disclosures”.

8.	NON-RECURRING EXPENSES AND DISCONTINUED OPERATIONS

(a) Non-Recurring Expenses

Non-recurring expenses for the three and six months ended June 30, 2010 consisted of $388,000 and $819,000, respectively, of marketing expenses related to two consulting companies that helped raise $457,000 and $974,000, respectively of proceeds from the sale of common stock.

Non-recurring expenses for the three and six months ended June 30, 2009 consisted of $3,055,000 in connection with the issuance of shares of common stock to three directors and officers of the Company for retention bonuses per their employment agreements (see Note 7) and approximately $1,210,000 and $1,521,000, respectively, of marketing expenses related to two consulting companies that helped raise $923,000 and $1,440,000, respectively of proceeds from the sale of common stock.

F-32.

TOTAL APPAREL GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2010
(Unaudited)

(b) Discontinued Operations

Included in discontinued operations for the three and six months ended June 30, 2010 was approximately $159,000 and $168,000 of gains on various note settlements from liabilities of IAG, which was discontinued in 2007. The majority of the total is due to the Clifford Grossman settlement (see Note 4) of approximately $144,000.

9.  NET LOSS PER SHARE
The Company’s calculation of basic and diluted net loss per share for the three months and six months ended June 30, 2010 and 2009 are as follows:
	For the Three Months Ended		For the Six Months Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009

Denominator for loss per share:

Denominator for basic loss per share - Weighted average shares outstanding	265,624,262	67,292,197	242,561,120	57,074,450

Shares issuable upon exercise of warrants	-	-	-	-

Shares issuable upon conversion of Series A Preferred Stock	-	-	-	-

Shares issuable upon conversion of Debenture Liability -Redwood	-	-	-	-

Denominator for diluted loss per share	265,624,262	67,291,197	242,561,120	57,074,450

For the three and six months ended June 30, 2010 there were 16,347,671 and 8,173,836, respectively, potentially dilutive shares that were not included in the computation of derived net loss since their effect would be anti-dilutive.

For the three and six months ended June 30, 2009, 240,694 warrants having an exercise price of $4.50 were not included since their exercise price exceeded the average market price of the common stock during the period.

10. COMMITMENTS AND CONTINGENCIES

(a) Letters of Credit

At June 30, 2010, the Company has a standby letter of credit as security for its lease agreement of approximately $58,000 with a third party which is secured by YGBFKM (see Note 6).

(b) Litigation:

The Company has recorded liabilities related to three legal claims – see Note 4, Due to Clifford Grossman, Legal Claim Payable and Note Payable – Platinum above.

The Company is subject to various other claims and contingencies in the ordinary course of its business, including those related to litigation, business transactions, employee related matters and taxes, and others. We currently do not believe, based upon information available at this time, that these matters will have a material adverse effect on our consolidated financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

F-33.

TOTAL APPAREL GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2010
(Unaudited)

11. SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the date the financial statements were issued, and has concluded that no such events or transactions took place, which would require a disclosure herein, except as mentioned below.

Accelerant agreement

In July 2010, the Company entered into an Exchange Agreement with Accelerant (see Note 6) to convert the $2,500,000 note into 250 shares of Series B 8% Convertible Preferred Stock (“Series B Preferred Stock”), each with a stated value of $10,000. The shares are convertible at any time by the holder into a number of shares equal to the stated value divided by the conversion price, which is defined as 90% of the average of the daily volume weighted average price of the Company’s common stock for the ten trading days prior to the conversion date. In addition, the agreement contains a special redemption feature whereby upon the earlier of September 30, 2010 or the date the Company’s Form 10 Registration Statement is declared effective the Company may elect to redeem up to 100 shares of the Series B Preferred Stock (worth $1,000,000) for $1,000.

F-34.